    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 17, 1998
                                                  Registration No. 333-
================================================================================

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ---------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                           CITIZENS FIRST CORPORATION
                 (Name of small business issuer in its charter)

              KENTUCKY                               6712                                61-0912615
       (State or jurisdiction           (Primary Standard Industrial)       (I.R.S. Employer Identification No.)
 of incorporation or organization)       Classification Code Number)

                1805 CAMPBELL LANE, BOWLING GREEN, KENTUCKY 42104
                                 (502) 796-3778
        (Address and telephone number of principal executive offices and intended principal place of business)
                            -------------------------
                                 MARY D. COHRON
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           CITIZENS FIRST CORPORATION
               1126 COLLEGE STREET, BOWLING GREEN, KENTUCKY 42102
                                 (502) 796-3778
            (Name, address and telephone number of agent for service)
                            -------------------------
                                   COPIES TO:
      J. DAVID SMITH, JR., ESQ.                      JAMES A. GIESEL, ESQ.
      STOLL, KEENON & PARK, LLP                   BROWN, TODD & HEYBURN PLLC
    201 E. MAIN STREET, SUITE 1000            400 WEST MARKET STREET, 32ND FLOOR
      LEXINGTON, KENTUCKY 40507                   LOUISVILLE, KENTUCKY 40202
            (606) 231-3062                              (502) 568-0307
                            ------------------------
                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            -------------------------
IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX. [ ]
IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]
IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]
IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(D) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]
IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, CHECK THE FOLLOWING BOX. [ ]

                         ------------------------------

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
                                                         PROPOSED MAXIMUM       PROPOSED MAXIMUM       AMOUNT OF
       TITLE OF EACH CLASS OF             AMOUNT          OFFERING PRICE       AGGREGATE OFFERING    REGISTRATION
    SECURITIES TO BE REGISTERED            TO BE             PER SHARE               PRICE                FEE
                                        REGISTERED
-----------------------------------------------------------------------------------------------------------------
COMMON STOCK, NO PAR VALUE              536,667(1)            $15.00             $8,050,005(2)         $2,237.90
-----------------------------------------------------------------------------------------------------------------

(1) Includes 70,000 shares that may be purchased pursuant to the over-allotment option granted to the Underwriter.
(2) Estimated solely for the purpose of determining the registration fee.

                       ----------------------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

            PRELIMINARY, SUBJECT TO COMPLETION, DATED ________, 1999
PROSPECTUS
                                 466,667 SHARES
                           CITIZENS FIRST CORPORATION
                                  COMMON STOCK

         This is an offering for sale (the "Offering") of 466,667 shares (the "Shares" which shall be deemed to include shares subject to the over-allotment option as described below) of the no par value common stock (the "Common Stock") of Citizens First Corporation (the "Company"). We will become a bank holding company upon the consummation of this Offering through the ownership of all of the common stock of Citizens First Bank, Inc., a Kentucky banking corporation which we are in the process of organizing (the "Bank"). The Bank will be located in Bowling Green, Kentucky and has not conducted any operations other than matters related to its initial organization. We are a Kentucky corporation which, prior to our decision to become a bank holding company, conducted business as a private investment club since 1975.

         There has been no public trading market for the Common Stock. J.J.B. Hilliard, W.L. Lyons, Inc. (the "Underwriter") has advised us that it anticipates making a market in the Common Stock following completion of the Offering, although there can be no assurance that an active trading market will develop since we presently do not intend to seek to list the Common Stock on a national securities exchange or to qualify such Common Stock for quotation on the NASDAQ system. We do expect that quotations for our Common Stock will be reported on the NASD OTC Bulletin Board under the trading symbol "_____".

         Subject to our discretion, no more than 14,000 Shares may be purchased by any person (including affiliates and immediate family members) under this Offering. Upon completion of the Offering, out of 568,667 shares of Common Stock outstanding, (i) 40,000 shares (based upon non-binding indications of interest respecting purchases of Shares) will be held by our directors and executive officers who are not also current Company shareholders and (ii) 102,000 shares will be held by our current shareholders, though the shares to be held by our current shareholders (and consequently the total number of shares outstanding) are subject to adjustment based upon the market value of our securities portfolio as of the date of the Final Prospectus.

                    ----------------------------------------

         THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A SIGNIFICANT AMOUNT OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 9 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SHARES.

                    ----------------------------------------

         YOU SHOULD VIEW ANY PURCHASE OF SHARES AS A LONG-TERM INVESTMENT AND ACCORDINGLY YOU SHOULD PURCHASE SHARES ONLY IF YOU EXPECT TO REMAIN A HOLDER OF SHARES FOR MANY YEARS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SHARES OFFERED HEREBY ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

--------------------------------------------------------------------------------
                     Price to            Underwriting           Proceeds to
                      Public              Discount(1)            Company(2)
--------------------------------------------------------------------------------
Per Share             $15.00                 $1.05                 $13.95
Total(3)            $7,000,005            $490,000.35          $6,509,999.65
--------------------------------------------------------------------------------

     (1) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
     (2) Before deducting an estimated $500,000 in Offering and organizational expenses payable by the Company.
     (3) The Company has granted to the Underwriter an option for 30 days to purchase up to an additional 70,000 shares of Common Stock at the Price to Public, less Underwriting Discount, solely to cover over-allotments, if any. If such option is exercised in full, the Price to Public, Underwriting Discount and Proceeds to Company will be $8,050,005, $563,500.35 and $7,486,504.65, respectively. See
          "Underwriting."

                             -----------------------

         The Shares are offered by the Underwriter, subject to prior sale, when, as and if issued to and accepted by it and subject to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Shares will be made on or about ___________, 1999.

                             -----------------------

                        J.J.B. Hilliard, W.L. Lyons, Inc.

               The date of this Prospectus is _____________, 1999

[INSIDE FRONT COVER]













                           CITIZENS FIRST CORPORATION





                   [KENTUCKY/WARREN COUNTY/BOWLING GREEN MAP]





                          ----------------------------


         THE UNDERWRITER MAY OVER-ALLOT OR ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK INCLUDING STABILIZING BIDS. SEE "UNDERWRITING." IF COMMENCED, SUCH TRANSACTIONS MAY BE DISCONTINUED AT ANY TIME.

                                TABLE OF CONTENTS

                                                                            Page
AVAILABLE INFORMATION......................................................   4

PROSPECTUS SUMMARY.........................................................   5

RISK FACTORS...............................................................   9

BUSINESS OF THE COMPANY AND THE BANK.......................................  17

SELECTED FINANCIAL DATA....................................................  28

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS........................................  30

MANAGEMENT.................................................................  35

PRINCIPAL SHAREHOLDERS.....................................................  40

USE OF PROCEEDS............................................................  42

CAPITALIZATION.............................................................  42

CERTAIN TRANSACTIONS.......................................................  43

DESCRIPTION OF CAPITAL STOCK...............................................  43

SUPERVISION AND REGULATION.................................................  45

UNDERWRITING...............................................................  57

LEGAL MATTERS..............................................................  59

EXPERTS....................................................................  59

INDEX TO FINANCIAL STATEMENTS.............................................. F-1

                              AVAILABLE INFORMATION

         We have not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. We have filed with the Securities and Exchange Commission ("SEC") a Registration Statement on Form SB-2 to register the offer and sale of the shares of Common Stock we are offering hereunder. This Prospectus is part of that registration statement, and, as permitted by the SEC's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us and the shares of Common Stock we are offering hereunder, you may refer to the registration statement and to the exhibits and schedules filed as a part of the registration statement. You can review the registration statement and its exhibits and schedules at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement is also available electronically on the World Wide Web at http://www.sec.gov.

         We (and our directors as organizers of the Bank described herein) have filed various applications with state and federal banking regulators. However, you should rely only on information contained in this Prospectus and in the registration statement in making an investment decision and not upon other available information not presented in this Prospectus, including information available from us and information in public files and records maintained by the banking regulators.

         This Prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.

         The Company intends to furnish its shareholders with annual reports containing audited financial statements.

                          -----------------------------

         THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. THESE FORWARD-LOOKING STATEMENTS CAN GENERALLY BE IDENTIFIED BECAUSE THE CONTEXT OF THE STATEMENT INCLUDES WORDS SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "INTEND," "ESTIMATE," "CONTINUE," "BELIEVE" OR OTHER SIMILAR WORDS. SIMILARLY, STATEMENTS THAT DESCRIBE OUR FUTURE PLANS, OBJECTIVES AND GOALS ARE ALSO FORWARD-LOOKING STATEMENTS. OUR ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

         This summary highlights some information from this Prospectus. It may not contain all the information important to you. To understand this Offering fully, you should read the entire Prospectus carefully, including the risk factors and the financial statements.

         Unless otherwise indicated, all information in this Prospectus assumes that the over-allotment option granted to the Underwriter by us is not exercised. However, any reference in this Prospectus to "Shares" shall be deemed to include over-allotment shares, if any.

1. WHO ARE WE?

         Citizens First Corporation (the "Company") is a Kentucky corporation engaged primarily in becoming a bank holding company upon the consummation of this Offering through the ownership of all of the common stock of Citizens First Bank, Inc. (a Kentucky banking corporation we are organizing) (the "Bank"). We were incorporated under the laws of the Commonwealth of Kentucky on December 24, 1975 and are located in Bowling Green, Warren County, Kentucky. Prior to our decision to become a bank holding company we conducted business as a private investment club with a small number of shareholders. As of the date of this Prospectus we have 11 shareholders and assets consisting of cash in the approximate amount of $30,000, a building and other assets purchased for the Bank we are organizing as described below and publicly-traded securities having an approximate market value of $1,400,000.

2. WHY ARE WE STARTING A NEW COMMUNITY BANK IN BOWLING GREEN?

         We changed our primary business because we believe, for a variety of reasons, that Bowling Green is in need of a new community bank. A number of developments have led to substantial consolidation of the banking industry in Kentucky. In many cases, when these consolidations occur, local boards of directors are dissolved and local management relocated or in some cases discharged. We believe that a locally managed bank (owned by a company with a broad base of local ownership) dedicated to the needs of local businesses and residents will fill a need for service and convenience that is currently not being satisfied by the existing financial institutions in Bowling Green. In our opinion, a favorable opportunity exists in our targeted market area for a true community bank which can attract individuals and small to medium-sized businesses as customers who wish to conduct business with a locally owned and managed institution that demonstrates an active interest in their business and personal financial affairs.

3. WHAT WILL BE THE BANK'S BUSINESS STRATEGY?

         The Bank intends to emphasize experienced local management with a strong commitment to the communities located within its primary market area. We believe that the individuals and small to medium-sized industrial and commercial businesses that will be the target customers of the Bank are not being adequately served by existing banks. We also believe that our officers and directors (and those proposed for the Bank) are active in the community and that the community and its business leaders are anxious to welcome a locally owned and managed financial institution. The Bank will be committed to providing outstanding customer service and banking products and will compete aggressively for banking business through a systematic program of directly calling on both customers and referral sources (such as attorneys, accountants, mortgage brokers, insurance agents and other business people), many of whom are already known to our officers and directors.

         The Bank and its management will be committed to relationship banking, which we see as including customer access to executive management; continuity in officer and staff personnel; an active personal call program by officers; an understanding of customers' businesses and needs; prompt response to customer requests; and development of relationships between customers and the Bank that are durable and that grow as the customers and the Bank continue in business.

         We have hired and will continue to hire experienced staff to provide personalized service. We believe that this experienced staff will be able to generate competitively priced loans and deposits. This experienced staff will have access to technology, software and database systems selected to deliver high-quality products, provide responsive service to clients and assist the Bank in being "Year 2000 compliant." We have entered into an agreement with a third-party service provider to provide data processing services and customer accounts statement preparation. The use of such a third-party service provider is intended to allow the Bank to remain at the forefront of technology while reducing the personnel and equipment required to deliver such products.

4. HOW IS THE BANK BEING FORMED?

         Our directors, serving as organizers, have filed applications with the proper regulatory authorities seeking to form the Bank (see "What government agencies must approve our plans?" below). We expect the Bank will commence business upon consummation of this Offering which we anticipate to be in January 1999. We will use the proceeds from this Offering to capitalize the Bank so that it can provide a focused core of commercial and consumer banking services and products, primarily to individuals and small to medium-sized businesses, with an emphasis on superior service and convenience to customers. See "Use of Proceeds" and "Business of the Company and the Bank - Business Overview."

5. WHAT WILL BE OUR MARKET AREA?

         Our primary market area will be Bowling Green-Warren County, Kentucky, which as of 1996 had a population of 85,544 and which was (in terms of population) one of the fastest growing counties in the Commonwealth of Kentucky from 1990 through 1996. We believe this community has an expanding and diverse economic base, which includes a wide range of small to medium-sized businesses engaged in manufacturing, services and retail. As of June 1996, the unemployment rate for Warren County was 4.7%, compared with the statewide average of approximately 5.6%. Moreover, in 1996 Warren County had a per capita personal income of $21,264 as compared to $11,838 in 1986. In addition to our primary market area, we anticipate offering our banking services to individuals and small to medium-sized businesses located in several Kentucky counties near Warren County. See "Business of the Company and the Bank - Market Area."

6. WHERE WILL THE BANK'S OFFICE BE LOCATED?

         The Bank will initially open with a single full-service facility in the form of its main office (which will also serve as our principal executive office) (the "Main Office") to be located at 1805 Campbell Lane, Bowling Green, Kentucky 42104 (telephone (502) 393-0700) in the Scottsville Road/Greenwood Mall area of Bowling Green which is the main retail trading area of Warren County. This property includes a building that has been purchased by us and which we are renovating and furnishing. We also hope to establish a branch bank facility in leased space in downtown Bowling Green not long after the opening of the Bank. See "Business of the Company and the Bank - Bank Premises."

7. WHO IS OUR MANAGEMENT?

         We have assembled a management team and a Board of Directors with strong and diversified business experiences in our primary market area and a shared vision and commitment to our future growth and success. Our officers, directors and current shareholders provide a wide range of business, banking and investment knowledge and experience. See "Management" and "Principal Shareholders."

         Mary D. Cohron is our President and Chief Executive Officer and has, among other things, served as a director of Trans Financial, Inc. (a bank holding company previously located in Bowling Green), headed the Tax and Revenue Anticipation Note Program for the Kentucky School Boards Association, and provided strategic planning and consultant services for small businesses. Our Vice-President/Chief Operating Officer is John T. Perkins who has owned a bank consulting company and served for over twenty years with Trans Financial Bank in Bowling Green, Kentucky, serving as Chief Operating Officer at the time he left Trans Financial Bank in 1995. Our Vice-President/Chief Financial Officer is Gregg A. Hall, who was from August 1988 to August 1998 Auditor and Senior Vice-President for Trans Financial, Inc.

         Our Board of Directors is comprised of individuals with broad backgrounds in business, real estate, banking and government. Current directors include, in addition to Ms. Cohron and Mr. Perkins, Jerry E. Baker (Chairman of the Board of Directors of Airgas Mid-America, Inc.), Billy J. Bell (Co-Owner of Mid-South Feeds), Floyd H. Ellis (President of Warren Rural Electric Cooperative Corporation and former Vice-Chairman of Trans Financial, Inc.), James H. Lucas (Of Counsel to English, Lucas, Priest & Owsley) and Joe B. Natcher, Jr. (President of Southern Foods, Inc.).

8. WHAT ARE THE RISKS YOU SHOULD CONSIDER?

         An investment in the Shares involves a high degree of risk, including without limitation the risks related to the following:

              -    New Business Enterprise
              -    Operating Deficits
              -    Delay in Commencing Operations
              -    Ability to Implement Business Strategy
              -    Dependence Upon New Products and Services

              -    Reliance on Technology; Need to be Year 2000 Compliant
              -    Exposure to Local Economy
              -    Discretion in Use of Proceeds
              - Limitation of Liability and Indemnification of Directors and Officers
              -    Determination of Offering Price; Limited Trading Market
                   Expected
              -    Issuance of Additional Shares and Possible Dilution
              -    Company's Current Assets; Deferred Tax Liability
              -    Dependence on Key Personnel
              -    Office Premises; Renovation of Permanent Quarters
              -    Reliance on Third-Party Service Provider
              -    No Cash Dividends
              -    Capital Base and Growth
              -    Liability Risks
              -    Potential Issuance of Preferred Stock
              -    Competition
              -    Lending Risks and Lending Limits
              -    Impact of Interest Rates and Economic Conditions
              -    Need for Technological Change
              -    Governmental Regulation
              -    Deposit Insurance

         For a more complete discussion of these and other risk factors, see "Risk Factors" beginning on page 9.

9. WHAT GOVERNMENT AGENCIES MUST APPROVE OUR PLANS?

         Our directors, serving as organizers, have filed an application with the Kentucky Department of Financial Institutions ("KDFI") seeking to procure a banking charter for the Bank, and have also filed an application with the Federal Deposit Insurance Corporation ("FDIC") seeking insurance by the FDIC Bank Insurance Fund for the Bank's depository accounts. In addition, we have made application with the Board of Governors of the Federal Reserve System ("FRB") seeking approval to become a bank holding company through our ownership of the Bank.

         WE WILL NOT SELL ANY SHARES AND COMPLETE THIS OFFERING UNTIL, AMONG OTHER THINGS, THE COMPANY AND THE BANK HAVE RECEIVED ALL NECESSARY REGULATORY APPROVALS AND SATISFIED CERTAIN CONDITIONS CONTAINED THEREIN. OUR RECEIPT OF ALL NECESSARY REGULATORY APPROVALS IS A NON-WAIVABLE CONDITION OF THIS OFFERING.

10. WHAT SECURITIES ARE WE OFFERING AND WHAT SECURITIES DO WE CURRENTLY HAVE OUTSTANDING?

Securities offered by us......................    466,667 shares (the "Shares") of the no par value common
                                                  stock of the Company (the "Common Stock")(1)

Common Stock currently outstanding............    102,000(2)

Common Stock to be outstanding after this
Offering......................................    568,667 shares(3)

Use of Proceeds from this Offering                Capitalization of the Bank and repayment of indebtedness
                                                  incurred to satisfy certain organizational and
                                                  pre-operational expenses (including, without limitation,
                                                  the purchase, renovation and furnishing of the Bank
                                                  premises).  See "Use of Proceeds."
Proposed NASD OTC Bulletin Board Symbol.......    ___________

     (1) Subject to our discretion, no more than 14,000 Shares may be purchased by any person (including affiliates and immediate family members) under this Offering.
     (2)Represents shares held by our current shareholders which are subject to adjustment based upon the market value (as of the date of the Final Prospectus) of our securities portfolio. See "Principal Shareholders."
     (3)Based upon the 102,000 shares of Common Stock currently issued and outstanding.

                                  RISK FACTORS

         THERE IS A HIGH DEGREE OF RISK ASSOCIATED WITH AN INVESTMENT IN THE SHARES. YOU SHOULD NOT INVEST ANY FUNDS IN SHARES UNLESS YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. YOU SHOULD VIEW ANY PURCHASE OF SHARES AS A LONG-TERM INVESTMENT AND ACCORDINGLY YOU SHOULD PURCHASE SHARES ONLY IF YOU EXPECT TO REMAIN A HOLDER OF SHARES FOR MANY YEARS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT IN THE SHARES.

         THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED AND SECTION 21C OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SUCH STATEMENTS ARE IDENTIFIED BY THE USE OF FORWARD-LOOKING WORDS OR PHRASES INCLUDING, BUT NOT LIMITED TO, "INTENDED," "WILL," "SHOULD," "MAY," "EXPECTS," "EXPECTED," "ANTICIPATES," AND "ANTICIPATED." THESE FORWARD-LOOKING STATEMENTS ARE BASED ON OUR CURRENT JUDGMENTS AND EXPECTATIONS AS OF THE DATE OF THIS PROSPECTUS. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING THOSE REGARDING MARKET TRENDS, OUR FINANCIAL POSITION, BUSINESS STRATEGY, PROJECTED COSTS, AND PLANS AND OBJECTIVES FOR FUTURE OPERATIONS, ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH WE BELIEVE THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, THERE CAN BE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT, AND BECAUSE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, OUR ACTUAL RESULTS COULD DIFFER MATERIALLY. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM OUR EXPECTATIONS ARE DISCLOSED BELOW AND ELSEWHERE IN THIS PROSPECTUS THROUGH VARIOUS CAUTIONARY STATEMENTS. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO US OR PERSONS ACTING ON OUR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY SUCH CAUTIONARY STATEMENTS. WE EXPRESSLY DISCLAIM, HOWEVER, ANY INTENT OR OBLIGATION TO UPDATE OUR FORWARD-LOOKING STATEMENTS.

         THE SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

RISKS ATTENDANT TO NEW BUSINESS

         NEW BUSINESS ENTERPRISE. Prior to our decision to become a bank holding company, we operated passively as a private investment club. We have no history of operations as a bank holding company. Moreover, the Bank will be a newly-formed banking corporation subject to all of the risks incident to a new business enterprise. Accordingly, you do not have access to the same type of information in assessing an investment in us as would be available to the purchaser of securities of a company with a history of operations. You should therefore consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development.

         OPERATING DEFICITS. If the Bank fails or is unable to make a profit, you may lose your entire investment in the Shares. We believe that the Bank (and hence we) will incur losses at least during the first two years of operation as we attempt to develop the Bank's deposit base and loan portfolio, which losses, when combined with our (and the Bank's) pre-operational expenses, will have the effect of decreasing the book value of the Shares. Cumulative losses for the Bank are projected to exceed $1,000,000 and could be higher. We cannot assure you that the Bank will become profitable or that any future earnings will meet the levels of earnings prevailing in the banking industry locally or elsewhere. We cannot assure you that there will be any return to you on your investment comparable to that of any other company or industry, or even that you will receive the return of any portion of your investment. See "Business of the Company and the Bank - Background" and "Management's Discussion and Analysis of Financial Condition and Results of Operation."

         DELAY IN COMMENCING OPERATIONS. Although we expect the Bank to commence business during January 1999, there can be no assurance as to when, if at all, such event will occur. Any delay in commencing operations will increase pre-operational expenses and postpone realization by the Bank of potential revenues. Our accumulated deficit will continue to increase (and book value per Share decrease) without the receipt of revenues and the commencement of profitable operations, as pre-operational expenses such as executive officer salaries and other administrative expenses continue to be incurred.

GENERAL BUSINESS RISKS

         ABILITY TO IMPLEMENT BUSINESS STRATEGY. Our business strategy is dependent upon our ability to offer convenient, cost-effective and comprehensive financial services. The growth and expansion of the Bank's business will place significant demands on our management, operational and financial resources. Successful implementation of our business strategy requires continued growth and will depend on our ability to: (i) attract a significant number of customers who will use the Bank for their financial service requirements; (ii) manage profitably our assets, liabilities and capital; (iii) develop new strategic alliances for products and services; (iv) implement and improve the Bank's operational, financial and management information systems; and (v) hire and train additional qualified personnel. We cannot assure you that we will be successful in the implementation of our business strategy. See "Business of the Company and the Bank - Marketing Strategy."

         DEPENDENCE UPON NEW PRODUCTS AND SERVICES. As the banking industry changes, our success will depend in part upon the Bank's ability to offer new products and provide new financial services that meet changing customer requirements. We presently intend for the Bank to offer interest-bearing checking accounts, money market accounts and certificates of deposit and provide automatic teller machine ("ATM"), direct deposit, monthly statement, wire transfer and electronic bill paying services. We cannot assure you that we can successfully develop and bring new products and services to market in a timely manner. See "Business of the Company and the Bank - Products and Services" and "Competition."

         RELIANCE ON TECHNOLOGY; NEED TO BE YEAR 2000 COMPLIANT. We will be dependent on technology to operate efficiently and profitably. In the event that any of our technology or that of our vendors is not Year 2000 compliant, our business and results of operations could be materially and adversely affected as we may not be able to properly service or maintain customer records. Moreover, we could be adversely affected to the extent that Bank borrowers suffer losses as a result of Year 2000 compliance problems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations Year-2000."

RISKS UNIQUE TO THE COMPANY

         EXPOSURE TO LOCAL ECONOMY. Our success and profitability is directly dependent on the success and profitability of the Bank. The operations of the Bank will be materially dependent upon and sensitive to the economy of the Bowling Green-Warren County area. Adverse economic developments can impact the collectibility of loans and have a negative effect on our earnings and financial condition. No assurance can be made that future economic changes will not have a significant adverse effect on the Company. Moreover, while we believe the Warren County economy to be a diversified one, strikes at employers susceptible to labor difficulties such as the General Motors Corvette Plant could have a significant adverse effect upon the Bank's performance.

         DISCRETION IN USE OF PROCEEDS. This Offering is intended to raise funds to (i) provide for the initial capitalization of the Bank, (ii) repay all indebtedness incurred by us to consummate the formation of the Bank and this Offering, (iii) purchase equipment and other assets for the Bank's operations,
(iv) provide working capital for general corporate purposes and (v) pay initial operating expenses. However, we will have discretion over the use of proceeds that remain after the initial capitalization of the Bank.

         LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS. Our Articles of Incorporation limit the liability of our directors for monetary damages in many instances. In addition, our Bylaws mandate the indemnification of our officers and directors to the fullest extent permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding in which a director or officer is the subject by virtue of his or her capacity as our director, officer, employee, agent or fiduciary. It is possible that such provisions of our Articles of Incorporation and Bylaws could result in a charge against our earnings and thereby affect the availability of funds for payment of dividends to our shareholders. See "Business of the Company and the Bank - Limitation of Personal Liability of Directors" and "Indemnification of Directors and Officers."

         DETERMINATION OF OFFERING PRICE; LIMITED TRADING MARKET EXPECTED. The initial public offering price of $15.00 per Share was determined by us in consultation with the Underwriter. This price is not based upon our earnings or our history of operations and should not be construed as indicative of the present or anticipated future value of the Shares. Moreover, the price at which the Shares are being offered to the public may be greater than the market price for the Common Stock following the Offering.

         Before this Offering, there has been no public trading market for the Common Stock. The Underwriter has advised us that, upon completion of the Offering, it intends to use reasonable efforts to initiate quotations of our Common Stock on the NASD OTC Bulletin Board and to act as a market maker of the Common Stock, subject to applicable laws and regulatory requirements, although it is not obligated to do so. Making a market in securities involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The development of a public trading market depends, however, upon the existence of willing buyers and sellers, a development which is not within our control or that of the Bank or any market maker. Market makers on the NASD OTC Bulletin Board are not required to maintain a continuous two-sided market, are required to honor firm quotations for only a limited number of shares, and are free to withdraw firm quotations at any time.

         Even with a market maker, factors such as the limited size of this Offering, the lack of earnings history for us and the absence of a reasonable expectation of Common Stock dividends within the near future mean that there can be no assurance of an active and liquid market for our Common Stock developing in the foreseeable future. Even if an active and liquid market develops, there can be no assurance that such a market will continue, or that you will be able to sell your Shares at or above the price at which these Shares are being offered to the public under the Offering. You should carefully consider the limited liquidity of your investment in the Shares being offered hereby.

         ISSUANCE OF ADDITIONAL SHARES AND POSSIBLE DILUTION. Our Articles of Incorporation authorize the issuance of 1,000,000 shares of Common Stock. Our current shareholders hold 102,000 shares of Common Stock (which number is subject to change as described in "Principal Shareholders") and 466,667 Shares will be issued pursuant to this Offering. The issuance of any new shares of Common Stock (whether pursuant to incentive stock options contemplated for key employees or otherwise) may cause dilution in the value of your Shares and in your percentage ownership of Common Stock. Additionally, our Articles of Incorporation do not grant shareholders preemptive rights, which are the rights of existing shareholders to purchase a percentage of any new offering of shares equal to their respective existing percentages of ownership. Our Board of Directors will have the right to (and may) issue additional shares (up to the authorized maximum of 1,000,000 total shares of Common Stock outstanding) without prior shareholder approval and without preemptive rights. See "Description of Capital Stock - No Preemptive Rights."

         COMPANY'S CURRENT ASSETS; DEFERRED TAX LIABILITY. As of the date of this Prospectus, in addition to the Main Office and other assets to be held by the Bank, our assets include publicly-traded securities with a market value of approximately $1,340,000. The Company intends to retain such securities until such time (expected to be in 1999) as the Bank could make use of additional capital in order to expand its earning asset base, at which time such securities will be sold and the proceeds contributed to the Bank. Due to the recent volatility of world securities markets, there can be no assurance that such securities will retain their current value. Moreover, this market risk is increased by virtue of the fact that nearly half of the Company's current securities portfolio is comprised of stock in a single entity, Dollar General Corporation.

         The Company's securities portfolio presents an additional risk because of the deferred tax liability associated with such securities. The aggregate ownership of our current shareholders in the Company upon the commencement of this Offering will be determined principally by dividing the value of our securities portfolio as of the date of the Final Prospectus by 15. However, since the value of our securities portfolio has increased above the prices we paid for such securities (such increase was approximately $1,116,000 as of September 30, 1998), our portfolio contains a deferred tax liability (approximately $380,000 as of September 30, 1998) which would be incurred upon the sale of such portfolio. If such deferred tax liability were taken into account in determining the Shares of Common Stock to be held by our current shareholders upon the commencement of this Offering, the aggregate Common Stock ownership of our current shareholders would be materially decreased. See "Principal Shareholders."

         DEPENDENCE ON KEY PERSONNEL. The Bank will be substantially dependent upon the continuing services of its senior management, including Mary D. Cohron, John T. Perkins and Gregg A. Hall. Our success will also depend upon attracting and retaining additional highly qualified personnel. Our employees and those of the Bank may voluntarily terminate their employment at any time, and competition for qualified employees is intense. We do not intend to carry key man life insurance on any of our executives. The loss to the Bank of the services of any member of its senior management, or the inability to attract and retain other experienced banking personnel, could have a material adverse effect on the Bank's business. See "Management."

         OFFICE PREMISES; RENOVATION OF PERMANENT QUARTERS. The proposed Main Office requires renovations totaling approximately $500,000. We expect such work to be completed by January 1999, and that we will be able to move into our proposed main office immediately thereafter. Failure to open the main office in a timely manner could adversely affect the Bank's earnings and the Bank's ability to attract and retain customers. Moreover, any cost overruns, if incurred, would increase the Bank's expenses. See "Business of the Company and the Bank - Bank Premises; Banking Hours."

         RELIANCE ON THIRD-PARTY SERVICE PROVIDER. We have secured the Bank's electronic data processing services off-premises through a contract with a third-party provider. Such services will include processing of loan and deposit applications, general ledger preparation, daily financial report preparation and generation of customer statements.

         The Bank's operations could be disrupted by a change in such provider. If the Bank's operations are disrupted by such a change, or if it is unable to obtain similar products and services at an acceptable cost, our business, operating results and financial condition could be materially and adversely affected. See "Business of the Company and the Bank - Operations."

         NO CASH DIVIDENDS. We will be dependent upon dividends from the Bank for our revenue and we do not expect the Bank to generate sufficient net income during its initial years of operation to permit the payment of any dividends. See "Business of the Company and the Bank - Dividends" and "Description of Capital Stock - Dividend Rights and Limitations on Payment of Dividends." Moreover, state and federal banking laws restrict the payment of dividends. See "Supervision and Regulation - The Bank: Dividend Restrictions." We expect to retain Bank earnings (if any) for several years to expand the Bank's capital base to support deposit and asset growth, and that dividends will not be paid for the foreseeable future. We cannot assure you when, if ever, we will be in a position to pay cash dividends. Shares should not be purchased by you if you are depending upon dividend income from an investment in Shares.

         CAPITAL BASE AND GROWTH. We anticipate that our existing capital resources, including the net proceeds of the sale of the Shares offered hereby, will adequately satisfy our foreseeable capital requirements and those of the Bank. Future capital requirements, however, depend on many factors, including the Bank's ability to successfully attract new customers and provide additional services. To the extent that the funds generated by this Offering are insufficient to fund future operating requirements, it may be necessary to raise additional funds through public or private financing. Any equity or debt financing, if available at all, may be on terms which are not favorable to us and, in the case of equity financing, could result in dilution to our shareholders. If adequate capital is not available, the Bank will be subject to an increased level of regulatory supervision and our business, operating results and financial condition could be adversely affected through restraints upon the Bank's ability to make loans and expand its asset size. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Supervision and Regulation".

         LIABILITY RISKS. We and the Bank are subject to a variety of liability risks relating to the operation of the Bank. The Bank will have fidelity bond insurance in place upon commencement of its operations. In addition, deposits will be insured to a maximum of $100,000 per depositor by the FDIC and the Bank will carry a general commercial and umbrella liability policy covering claims of up to $2,000,000. If a successful claim were brought against the Bank in excess of any available insurance coverage, however, our business, operating results and financial condition could be materially and adversely affected.

         POTENTIAL ISSUANCE OF PREFERRED STOCK. Our Articles of Incorporation authorize the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. Moreover, in the event of such issuance, we could use the preferred stock, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no current intention to issue any shares of preferred stock, there can be no assurance that we will not do so in the future. See "Description of Capital Stock - Preferred Stock."

BANKING RISKS

         COMPETITION. Commercial banking is a highly competitive business, and the Bank will be competing for customers and employees with more established banks, as well as with other financial and depository institutions (including, without limitation, savings and loan associations, credit unions, brokerage firms and mutual fund companies), many of which have much greater financial resources and operating experience than the Bank. Although we believe there is a substantial need for an independent and locally owned bank in the Bowling Green -Warren County area, we cannot assure you that the Bank will be able to compete successfully or profitably in its primary market area. In recent years, the Bowling Green-Warren County market has experienced strong competition from regional bank holding companies and other financial service companies. Seven commercial banks and a number of other financial-related institutions currently operate in Warren County. Increased competition in the financial services market is likely to continue. Larger, more experienced institutions may utilize economies of scale available to them because of their greater size to offer, possibly at less expense and with lower fees, financial and related services comparable to those proposed to be offered by the Bank as well as financial services that cannot initially be offered by the Bank. Moreover, larger institutions will likely offer customers greater convenience through the number of branches and ATMs made available by such entities. In sum, we cannot assure you of the ability of the Bank to compete effectively in such a competitive environment. See "Business of the Company and the Bank - Competition."

         LENDING RISKS AND LENDING LIMITS. The risk of nonpayment of loans is inherent in commercial banking, and such nonpayment, if it occurs, would likely have a material adverse effect on our earnings and overall financial condition as well as the value of the Shares. Because the Bank has no operating history, none of the Bank's customers will have an established credit history with the Bank. We will attempt to minimize credit exposure by carefully monitoring the concentration of loans within specific industries and through prudent loan application and approval procedures, but there can be no assurance that such monitoring and procedures will reduce such lending risks. Credit losses can cause insolvency and failure of the Bank, and in such event, you could lose your entire investment.

         The size of the loans which the Bank can offer to potential customers will be less than the size of loans which most of the Bank's competitors with larger lending limits are able to offer. This limit initially may affect the ability of the Bank to seek relationships with larger businesses. The Bank expects to accommodate loan volumes in excess of its lending limit through the sale of participations in such loans to other banks. However, there can be no assurance that the Bank will be successful in attracting or maintaining customers seeking larger loans or that the Bank will be able to engage in participations of such loans on terms favorable to the Bank.

         IMPACT OF INTEREST RATES AND ECONOMIC CONDITIONS. The results of operations for financial institutions, including the Bank, may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate market values, rapid changes in interest rates and the monetary and fiscal policies of the federal government. The Bank's profitability will be partly a function of the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. In the early 1990s, many banking organizations experienced historically high interest rate spreads. More recently, interest rate spreads have generally narrowed due to changing market conditions and competitive pricing pressure. We cannot assure you that such factors will not continue to exert such pressure or that high interest rate spreads will return.

         Although economic conditions in the Bank's target market area have been generally favorable, there can be no assurance that such conditions will continue to prevail. Like most banking institutions, the net interest spread and margin will be affected by general economic conditions and other factors that influence market interest rates and the Bank's ability to respond to changes in such rates. At any given time, the Bank's assets and liabilities will be such that they are affected differently by a given change in interest rates. As a result, an increase or decrease in rates could have a material adverse effect on the Bank's net income, capital and liquidity. While we intend to take measures to guard against interest rate risk, we cannot assure you that such measures will be effective in minimizing the exposure to interest rate risk. See "Supervision and Regulation - The Bank: Monetary Policy."

         NEED FOR TECHNOLOGICAL CHANGE. The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to providing better service to customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend in part on our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in the operation of the Bank. Many of our competitors have substantially greater resources to invest in technological improvements. Such technology may permit competitors to perform certain functions at a lower cost than the Bank. We cannot assure you that the Bank will be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to our customers. See "Business of the Company and the Bank - Marketing Strategy."

         GOVERNMENTAL REGULATION. The Bank will operate in a highly regulated environment and will be subject to supervision by several governmental regulatory agencies, including the KDFI and FDIC. Moreover, we will be subject to supervision by the FRB. Compliance with these state and federal banking laws will have a material effect on the business and operations of the Bank. Substantial deregulation of the commercial banking industry has occurred in recent years and, if this trend continues, may result in increased competition in the banking industry. Non-banking financial institutions, such as securities brokerage firms, insurance companies and money market funds, are now permitted to offer products and services which compete directly with those which are and will continue to be offered by commercial banks, including the Bank. Depository financial institutions in general, and commercial banks in particular (including the Bank), continue to be heavily regulated as to both the types and quality of the businesses in which they may engage. Although these regulations impose costs upon these institutions, including the Bank, they should not be assumed to protect the interests of our shareholders. These regulations are beyond our control and the control of the Bank, may change rapidly and unpredictably and can be expected to influence the Bank's (and hence our) earnings and growth. See "Supervision and Regulation - The Bank: Effects of Governmental Policies and Economic Conditions."

         DEPOSIT INSURANCE. The Bank's deposits will be insured by the FDIC up to the statutory limit of $100,000 per depositor through the Bank Insurance Fund ("BIF"). The current average rate paid by BIF-insured banks represents a historical low for deposit insurance assessments. An increase in assessments, for any reason, may have a material adverse effect on the earnings of the Bank. See "Supervision and Regulation - The Bank: Deposit Insurance." THE SHARES OFFERED HEREBY ARE NOT DEPOSITS AND WILL NOT BE INSURED BY THE FDIC OR BY ANY OTHER PERSON OR ENTITY.

                      BUSINESS OF THE COMPANY AND THE BANK
BACKGROUND

         Prior to our decision to become a bank holding company, we operated since 1975 as a private investment club with a small number of shareholders (we currently have 11 shareholders). We have changed our primary business to enter the banking business because, in recent years, certain of the Bowling Green banks have been acquired by regional multi-bank holding companies headquartered outside Bowling Green. In our opinion, this situation has created a favorable opportunity for a new commercial bank with headquarters in Bowling Green. We believe that such a bank can attract those customers who prefer to conduct business with a locally managed institution that demonstrates an active interest in their businesses and personal financial affairs. We further believe that a locally managed institution will be better able to deliver more timely responses to customer requests, provide customized financial products and services, and offer the personal attention of its senior banking officers. The Bank will seek to take advantage of this opportunity by emphasizing in its marketing plan the Bank's local management and the Bank's ties and commitment to the Bowling Green-Warren County area.

         The Bank is in organization and thus has conducted no business, having merely filed regulatory applications. As preparation for the commencement of banking activities, we have (i) acquired (and begun renovating) a building intended to serve as the premises for the Bank, (ii) conducted negotiations with prospective executive officers, senior officers and staff for the Bank, (iii) formulated policies and procedures for the Bank, (iv) negotiated a contract for the provision of data processing services for the Bank and (v) pursued the establishment of correspondent banking relationships and other arrangements for necessary services. Before the consummation of this Offering and the commencement of Bank operations, we intend to complete the renovation and furnishing of the Bank premises, the training of Bank staff and the installation in the Bank premises of equipment necessary for the transaction of banking business.

         On September 18, 1998, our directors (acting as organizers) filed an application with the KDFI for permission to operate a state-chartered bank and an application with the FDIC for deposit insurance, and contemporaneously herewith we are filing an application with the FRB for approval to become a bank holding company through ownership of the Bank. The completion of the organization of the Bank and its capitalization by us is subject to the successful completion of this Offering of Shares, which in turn is conditioned upon the receipt of FDIC deposit insurance, final approval from the KDFI and the FRB and the KDFI's issuance of a charter to operate the Bank. We expect to receive all regulatory approvals in December 1998 and for the Bank to commence business in January 1999.

BUSINESS STRATEGY

         The Bank intends to emphasize experienced local management with a strong commitment to the communities located within its primary market area. The Bowling Green-Warren County area is one which is growing quickly and which has been significantly affected by the general consolidation occurring within the banking industry. In our estimation, Bowling Green is a community with a history of community banking, but now lacking a true community bank as we hope to operate. Accordingly, we believe that the individuals and small to medium-sized industrial and commercial businesses that will be the target customers of the Bank are not being adequately served by existing financial institutions. We also believe that our officers and directors (and those proposed for the Bank) are active in the community and that the community and business leaders are anxious to welcome a locally managed Bank owned by a company with a broad base of local ownership. The Bank will be committed to providing outstanding customer service and banking products chiefly to individuals and small to medium-sized businesses and will compete aggressively for banking business through a systematic program of directly calling on both customers and referral sources (such as attorneys, accountants, mortgage brokers, insurance agents and other business people), many of whom are already known to our officers and directors.

BUSINESS OVERVIEW

         The Bank will conduct a general banking business and serve as a full-service community financial institution offering a variety of products and services consistent with the goal of attracting individuals and small to medium-sized businesses. These services will include the receipt of deposits, making of loans, issuance of checks, acceptance of drafts, consumer and commercial credit operations and mortgage lending. The Bank's deposit products will include basic, specialty and low-cost checking accounts and competitive savings and certificate of deposit accounts. The Bank's loan products will include a variety of retail, commercial, mortgage and consumer products.

         BUSINESS FINANCIAL SERVICES. The Bank intends to offer products and services consistent with the goal of attracting small to medium-sized business customers. Commercial loans will be offered primarily on a secured basis and to a limited extent on an unsecured basis. Such loans will be available for working capital purposes, the purchase of equipment and machinery, financing of accounts receivable and inventory and for the purchase of real estate. The Bank may make loans to all types of commercial borrowers secured by various types of personal property and/or by first and subordinated mortgages on various types of real estate, including without limitation, single-family residential, multi-family residential, mixed use, commercial, developed and undeveloped.

         The Bank will actively pursue business checking accounts by offering competitive rates, telephone banking and other convenient services to its business customers. In some cases, the Bank may require business customers to maintain minimum balances. We also intend for the Bank to establish relationships with one or more correspondent banks and other independent financial institutions to provide other services requested by customers, including cash management services and loan participation where the requested loan amount exceeds the lending limits imposed upon the Bank by law or by the policies of the Bank.

         CONSUMER FINANCIAL SERVICES. The retail banking strategy of the Bank is to offer basic banking products and services that are attractively priced and easily understood by the customer. The Bank will focus on making its products and services convenient and readily accessible to the customer. In addition to banking during normal business hours, the Bank's products and services will be delivered via multiple channels, including extended drive-thru hours, ATMs, telephone, mail, and by personal appointment. We plan for the Bank to utilize ATMs, with one ATM initially at the Main Office drive-in facility. The Bank will join an ATM network and we intend for it to explore locating ATMs at convenience stores and/or service stations, establishing Internet based services and using a mobile branch bank. The Bank may also provide debit and credit card services by contracting for such services (and in connection with credit cards collect an origination fee). The Bank will also offer night depository, Series E Savings Bond redemptions, cashier's and travelers checks and letters of credit.

         The Bank will offer a full range of short to intermediate term personal loans to individuals for various purposes, including purchases of automobiles, mobile homes, boats and other recreational vehicles, home improvements and educational expenses. The Bank anticipates it will retain substantially all of such loans. In addition, the Bank will originate residential real estate loans in the form of first mortgages and home equity loans. The Bank intends to apply to the Federal National Mortgage Association for approval as a seller of residential mortgage loans and we intend for the Bank to sell most of its residential mortgages into the secondary market, though adjustable rate home equity loans and adjustable rate mortgages may be retained by the Bank as part of its loan portfolio.

         The Bank plans to offer a variety of deposit accounts, including checking accounts, regular savings accounts, NOW accounts, money market accounts, sweep accounts, fixed and variable rate IRA accounts, certificate of deposit accounts and safety deposit boxes. Although the Bank intends to offer a range of consumer and commercial deposit accounts, the Bank does not plan initially to actively solicit certificates of deposits in principal amounts greater than $100,000.

         We have hired and will continue to hire experienced staff to provide personalized service. We believe that this experienced staff will be able to generate competitively priced loans and deposits. This experienced staff will have access to current software and database systems selected to deliver high-quality products and provide responsive service to clients. We intend for the Bank to enter into an agreement with a third-party service provider to provide customers with convenient electronic access to their accounts. The use of third-party service providers is intended to allow the Bank to remain at the forefront of technology while reducing the personnel and equipment required to deliver such products.

         INVESTMENTS. Our principal investment will be the purchase of all of the common stock of the Bank. In addition, until such time as the Bank can make use of additional capital we intend to retain ownership of our securities portfolio. Funds retained by us from time to time may be invested in various debt instruments, including, but not limited to, obligations of, or guaranteed by, the United States, general obligations of states or political subdivisions thereof, bankers' acceptances or certificates of deposit of U.S. commercial banks, or commercial paper of U.S. issuers rated in the highest category by a nationally-recognized investment rating service. Although we are permitted to make limited portfolio investments in equity securities and to make equity investments in subsidiary corporations engaged in certain non-banking activities, which may include real estate-related activities, such as mortgage banking, community development, real estate appraisals, arranging equity financing for commercial real estate and owning and operating real estate used substantially by the Bank or acquired for its future use, we have no present plan to make any such equity investment. Our Board of Directors may alter our investment policy without shareholder approval. See "Supervision and Regulation."

         The Bank may invest its funds in a variety of debt instruments and may participate in the federal funds market with other depository institutions. Subject to certain exceptions, the Bank is prohibited from investing in equity securities. Under one such exception, in certain circumstances and with the prior approval of the FDIC, a Bank can invest up to 10% of its total assets in the equity securities of a subsidiary corporation engaged in certain real estate-related activities. The Bank has no present plan to make such an investment. Real estate acquired by the Bank in satisfaction of or in foreclosure upon loans may be held by the Bank, subject to a determination by a majority of the Bank's Board of Directors as to the advisability of retaining the property, for a period not to exceed 60 months after the date of acquisition or such longer period as the appropriate regulators may approve. The Bank is also permitted to invest an aggregate amount not in excess of 40% of its capital (absent the approval of the KDFI) in such real estate (including furniture and fixtures) as is necessary for the convenient transaction of the business. The Bank has no present plan to make any such investment. The Board of Directors of the Bank may alter the Bank's investment policy without shareholder approval.

         FINANCIAL PLANNING. We are exploring using a third party provider or creating a partnership, joint venture or other relationship with a financial planner to offer financial planning and investment services through the Bank. The objective of offering these products and services would be to generate fee income and strengthen relationships with Bank customers.

         TRUST SERVICES. The Bank through its regulatory applications is seeking the approval of the KDFI and the FDIC for trust powers. We anticipate the establishment of a trust department by the Bank in the future (though not immediately upon the commencement of operations) and expect certain of the Bank's administrative trust services to be provided by a third party provider.

LENDING ACTIVITIES

         In conducting its lending activities, the Bank will be subject to written policies, drafted in consultation with Barry D. Bray (see "Consultants" below). Such policies will be reviewed and approved at least annually by the Bank's Board of Directors, pursuant to federal law and regulations. The policies address loan portfolio diversification and prudent underwriting standards, loan administration procedures, and documentation, approval and reporting requirements in light of the Bank's basic objectives of (a) granting loans on a sound and collectible basis, (b) investing Bank funds profitably for the benefit of shareholders and securely for the benefit of depositors and (c) serving the credit needs of the Bowling Green-Warren County market. Such policies provide that (i) individual officers of the Bank have personal lending authority within varied ranges, (ii) credits in excess of an officer's lending authority but not in excess of $750,000 require the approval of our executive officers and (iii) credits in excess of $750,000 require the approval of the Bank Board of Directors Loan Committee.

         The Bank will make commercial loans to qualified creditworthy borrowers on both a secured and unsecured basis, though (in addition to procuring personal guaranties) generally the Bank will seek security interests in the inventory, accounts receivable or other personal property of the Borrower. In addition to federal regulations which impose supervisory loan-to-value ratios applicable to each type of loan secured by real estate, the Bank's lending policies will prescribe loan-to-value of collateral ("LTV") ratios for all categories of secured loans. For example, when securities or financial instruments constitute the collateral for a loan, the required LTV ratio will range from 70% where the collateral is over-the-counter securities to 100% where the collateral is certificates of deposit. In the cases where the collateral is accounts receivables, inventory or equipment, required LTV ratios will be 70%, 50% and 50%, respectively. Finally, in the case of real estate, the LTV ratios required will be a function of the nature of the real estate collateral, namely, raw land (65%), commercial land (80%) or improved real estate (80%).

         In addition to personal guaranties and security interests, the Bank will generally look to a borrower's business operations as the principal source of repayment. The required ratios of borrower cash flow to borrower debt service obligations will generally be 1.5 to 1. In addition, borrowers must demonstrate positive working capital. Although the Bank intends to be aggressive in seeking new loan growth, it also intends to stress high credit quality. As part of its credit evaluation, the Bank will inquire as to the readiness of a customer's information and other systems for the Year 2000 in those instances where failure to be Year 2000 compliant is likely to have a material adverse effect on the financial condition or operations of the customer.

BANK PREMISES; BANKING HOURS

         We have purchased for $625,000 the Main Office (with funds provided by a loan collateralized by our securities portfolio and the subject property) at 1805 Campbell Lane in Bowling Green which is intended to serve as our and the Bank's principal office. The Main Office telephone number is (502) 393-0700. The Main Office is located in the Scottsville Road/Greenwood Mall area of Bowling Green, a high traffic retail area which serves as the center of retail trading in Warren County. In connection with the capitalization of the Bank, we will contribute the Main Office (in a renovated and furnished state) to the Bank following the repayment of attendant indebtedness from the proceeds of this Offering. See "Use of Proceeds."

         The Main Office will consist of a one-story building of approximately 5,100 square feet. As proposed, the Bank's public areas will include a lobby measuring 912 square feet and 3 teller stations. Additionally, the building will include 7 offices, 1 conference room, a vault, an employee lounge and general storage space. The cost of renovations, modifications and alterations to the Main Office is expected to approximate $500,000, and the cost of initial furnishings, fixtures and equipment for the Main Office is currently estimated at approximately $390,000. See "Use of Proceeds."

         We also are searching for a branch facility location in an existing building in downtown Bowling Green which we can lease. While we intend to open a branch facility in the near future following the opening of the Bank, we have not yet found such a site and there can be no assurance that such site can be obtained in the near future.

         The Bank expects to offer convenient banking hours with the Main Office lobby open from 8:30 a.m. to 4:30 p.m., Monday through Friday, and with the Main Office drive-in window open from 7:30 a.m. to 5:30 p.m., Monday through Friday and 9:00 a.m. to 1:00 p.m on Saturday.

OPERATIONS

         The operations area is a major expense center for any bank. Rather than expending the large sums required to conduct such functions directly the Bank will enter into an agreement with the Bowling Green office of Fiserv, Inc. ("Fiserv") for such services. Fiserve will provide, among other things, on-line facilities, daily financial report preparation, loan and deposit data processing and customer account statement preparation for a term of 3 years.

         Our agreement with Fiserv is terminable by either party upon 6 months prior notice and will be automatically extended if not voided by a party through written notice at least 6 months prior to the end of the agreement term. While it is difficult to estimate the costs to the Bank under this agreement since most of the charges are on a per item basis, we anticipate annual fees not to exceed the minimum fee prescribed by the agreement of approximately $88,000 (as adjusted in the second and third years of the agreement by the respective increases in the consumer price index).

         Using Fiserv for these services will make available to the Bank more monies for lending and investing activities. In addition, the Bank intends to develop and maintain strong correspondent banking relationships that will enable it to purchase other services such as check collection, purchase/sale of federal funds, wire transfer services and customer credit services, including selling participations on loans which would otherwise exceed the Bank's legal lending limit.

PERSONNEL AND BENEFITS

         We expect initially that the operations of the Bank will be staffed with approximately 20 employees and that 2 employees will be added per year in the years 2000 through 2003. The initial staffing will be broken down as follows:

                           MANAGEMENT

                           President and Chief Executive Officer
                           Vice-President and Chief Operations Officer
                           Vice-President and Chief Financial Officer
                           Secretary
                           Branch Manager

                           RETAIL OPERATIONS

                           Seven Tellers/New Accounts Staff
                           Secretary/Administration

                           LENDING

                           Mortgage Lender
                           Consumer/Installment Lender
                           Three Commercial Lenders
                           Two Loan Support Employees

         We anticipate that most, but probably not all, of the aforementioned officers and employees will be hired by the time Bank operations are commenced. We further anticipate that those not hired by that time will be phased in during the first year of operations.

         To be able to recruit the established, experienced personnel sought by the Bank, the compensation committee of the Bank Board of Directors will establish salaries and benefit packages at levels necessary to be competitive in the local market place. We expect the Bank Board of Directors to approve an employee benefit plan which will include life insurance, health insurance, a 401(k) plan, paid vacations and other traditional benefits currently offered by other employers in the Bowling Green market. These may include incentive compensation packages for senior officers and/or stock option plans for key employees.

         The foregoing summary of proposed employee benefits and retirement plans is subject to change and approval by the Bank Board of Directors and, where necessary, our shareholders.

CONSULTANTS

         In addition to our personnel, we have also hired consultants to assist us in key areas of our banking operations. Barry D. Bray, who served for 16 years as Chief Credit Officer with Trans Financial Bank in Bowling Green, has been retained as a credit consultant. Mr. Bray will perform his services for us at an hourly rate of $70 per hour and his duties will include the recommendation of loan policies, consultation with our individual lenders and the Bank's loan committee and review of the Bank's loan portfolio in order to make recommendations respecting loan pricing and loan portfolio balance.

         We have retained The Carpenter Group in Bowling Green as a public relations consultant. The Carpenter Group principals, Mary E. Carpenter and Howard R. Carpenter, have between them over 30 years experience in marketing and public relations activities. Ms. Carpenter was for 17 years print media buyer in the marketing department of Castner-Knott Company (a subsidiary of Mercantile) located in Nashville, Tennessee and was for 1 year director of marketing for the private banking group at Trans Financial Bank. Mr. Carpenter for 13 years was director of marketing for Martin Automotive Group (now Martin Management Group) in Bowling Green. The Carpenter Group will provide general consultation respecting Bank product development and will perform other services, including the creation and production of an advertising campaign, signage design and creation and Internet website development.

COMPETITION

         The banking business in the Bowling Green market area is highly competitive. Competition exists between state and national banks for deposits, loans and other banking services. At the outset, the Bank will have no existing customer base or depositors other than perhaps its management, though the Bank intends to solicit banking business from purchasers of the Shares. The Bank will be required to compete with numerous well-established financial institutions with vastly greater financial and human resources than those available to the Bank.

         The banking industry in the Bank's proposed market area has experienced substantial consolidation in recent years. Many of the area's locally owned or locally managed financial institutions have either been acquired by large regional bank holding companies or have been consolidated into branches. This consolidation has been accompanied by numerous pricing changes, the dissolution of local boards of directors, management and branch personnel changes and, in our judgment, a decline in the level of personalized customer service. With recent changes in interstate banking regulation, this type of consolidation is expected to continue.

         There are 7 commercial banks operating a total of 29 offices in Warren County as well as several small loan companies. The following table (adapted from information provided in the June 30, 1998 FDIC Summary of Deposits) sets forth certain information respecting the financial institutions with offices in Warren County, and the deposits attributable to such offices, as of June 30, 1998:

                                                 JUNE 30, 1998        NUMBER OF
          INSTITUTION NAME                       DEPOSITS (000)        OFFICES
Bowling Green Bank and Trust Co., NA              $  153,957              9
Farmers National Bank                                   *                 1
First American National Bank of Kentucky          $  174,985              3
National City Bank of Kentucky                    $  162,560              5
Republic Bank & Trust Co.                         $   61,625              1
South Central Bank of Bowling Green               $  118,911              4
Trans Financial Bank (now Star Bank)              $  454,355              6
                                                  ----------             --
                             Total                $1,126,393             29

* In August 1998, Farmers National Bank, formerly located in Scottsville, Kentucky, relocated its main office to Bowling Green. Deposits attributable to the Bowling Green office at this time are not currently known but are believed to be nominal.

         Competition for the Bank will not only be a function of the deregulation of depository institutions but also of the increased ability of non-banking financial institutions to provide services previously reserved for commercial banks. Thus, the Bank will also be in competition with existing area financial institutions other than commercial banks and savings banks, including commercial bank loan production offices, mortgage companies, insurance companies, consumer finance companies, securities brokerage firms, credit unions, money market funds and other business entities which have recently entered traditional banking markets. In certain instances, federal and state regulation of the Bank will make it more difficult to compete with these non-banking institutions.

In many instances, non-banking financial institutions may operate with greater flexibility because they are not subject to the same regulatory restrictions as banks. See "Supervision and Regulation - The Bank: Effects of Governmental Policies and Economic Conditions."

MARKETING STRATEGY

         We believe that the Bank's ability to compete with other area financial institutions will be enhanced by the Bank's local management and a broad base of local ownership for the Company. We believe that promoting local ownership in the Bank is a highly effective means of attracting customers and fostering loyalty to the Bank.

         The Bank and its management will be committed to relationship banking, which we see as including customer access to executive management; continuity in officer and staff personnel; an active personal call program by officers; an understanding of customers' businesses and needs; prompt response to customer requests; and development of relationships between customers and the Bank that are durable and that grow as the customers and the Bank continue in business.

         Through superior service we anticipate that Bank employees will develop relationships with their customers. We believe there has been a great deal of customer dissatisfaction as a result of the larger multi-bank holding company operating policies which have been instituted by former locally owned banks in Bowling Green. We believe that potential customers of the Bank have a desire for a person answering the telephone rather than a computer, access to executive management, continuity in personnel, prompt response to loan requests and personnel who anticipate their needs and understand their business and personal financial circumstances. Bank management will be committed to providing the level of service expected and to fostering strong and enduring relationships with customers. All Bank employees, from the President to the front-line employees, will be formally evaluated on an annual basis as to their contribution toward achieving this goal.

         With an experienced staff to provide a superior level of personalized service, we believe the Bank will be able to generate competitively priced loans and deposits. We further believe that with access to current state-of-the-art software and database systems selected to deliver high-quality products and provide responsive service to clients, the Bank's staff will be able to devote more time and attention to personal service, respond more quickly to clients' requests and deliver services in the most timely manner possible. The Bank also expects to enter into agreements with third-party service providers to provide clients with convenient electronic access to their accounts and to deliver other bank products such as credit cards and debit cards. The use of third-party service providers is intended to allow the Bank to remain at the forefront of technology at the lowest cost possible.

         We believe, in the spirit of outstanding customer service, that convenience is essential. The Main Office will be in the Scottsville Road/Greenwood Mall area which is the center of the retail trading area in Warren County and is convenient to targeted residential areas. The branch office we expect to open in downtown Bowling Green will serve primarily downtown businesses and professional offices and neighborhoods adjacent to that area. We are exploring placing ATMs at convenience stores and service stations as well as joining an ATM network and using a mobile branch bank to provide further convenience to customers. Banking by appointment during non-banking hours and lending at the customer's location are two other ways envisioned for providing service to customers in the most convenient fashion.

         Bank management will be active in business development. Employees will earn bonuses based on meeting Bank earnings goals. Training will be provided to outside Bank directors so they will be knowledgeable about the Bank's mission, products and services. This effort will be particularly intense in the initial years of operation, but an active business call program will be ongoing.

         Our and the Bank's officers and directors include (or, in the case of the Bank, will include) individuals active in the Bowling Green-Warren County area. Their continued community involvement will provide opportunities for the promotion of the Bank and its products and services, thereby enhancing the Bank's marketing efforts. Moreover, the Bank's initial marketing efforts will be directed at our shareholders, directors, and employees, and local businesses and individuals with whom they have relationships. As we expand our marketing efforts community wide, our marketing and advertising plan will emphasize the message of superior service from a locally managed bank owned by a company with a broad base of local ownership.

         The Bank will have a similar commitment to the economic development and continued growth of the Bowling Green-Warren County area. As a locally owned and managed community bank, the Bank's success will depend on the continued positive economic environment and growth that Warren County has enjoyed over the past decade. In our judgment, nearly all of the other banks in the community are, for all practical purposes, branches of larger organizations with a limited ability to understand and respond to local community needs from headquarters outside the Bowling Green market (including out of state headquarters). Made up of people who have a personal stake in the Bowling Green community and who understand the community's needs and how to meet those needs, the Bank will emphasize excellent corporate citizenship.

MARKET AREA(1)

         The Bank will concentrate the majority of its marketing efforts in the Bowling Green-Warren County area. Warren County is located in central Kentucky, approximately 110 miles south of Louisville and approximately 70 miles north of Nashville, Tennessee. The Bowling Green area is the financial, retail and health care center of Warren County and the surrounding area and Western Kentucky University (located in Bowling Green) provides a strong educational and employment base, drawing students from throughout the area and beyond.

         As of 1996 Warren County had a population of 85,544 and its county seat and largest city, Bowling Green, had a population of 45,451. Since 1980 Warren County's total population has grown by 13,717 or 19.1%, and Warren County (in terms of population) was one of the fastest growing counties in the Commonwealth of Kentucky from 1990 through 1996.

-----------------

         (1)The data found in this section has been compiled from Woods and Poole Economics, Inc., The Bowling Green Chamber of Commerce, the Kentucky Data Center at the University of Louisville and the United States Department of Commerce Bureau of Economic Analysis.

         Though not the primary focus of the Bank, opportunities for the Bank are expected to present themselves, from time to time, in the following counties located near Warren County:

COUNTY                  1996 COUNTY POPULATION        LARGEST CITY & 1996 POPULATION
------                  ----------------------        ------------------------------
Allen                           15,899                Scottsville - 4,563
Barren                          36,221                Glasgow - 13,739
Butler                          11,651                Morgantown - 2,483
Edmonson                        11,008                Brownsville - 936
Hart                            16,322                Horse Cave - 2,350
Logan                           25,885                Russellville - 7,851
Metcalfe                         9,349                Edmonton - 1,533
Monroe                          11,323                Tompkinsville - 2,827
Simpson                         16,109                Franklin - 7,240
                                ------
              Total            153,767



         Income levels for Warren County have also grown sharply of late. In 1996 Warren County had a per capita personal income of $21,264 (as compared to $11,838 in 1986).

         As of June 1996, the unemployment rate for Warren County was 4.7%, compared with the statewide average of approximately 5.6%. Moreover, the Warren County employment base is diversified and well-balanced by sector as reflected by the following:

              SECTOR                                    % OF TOTAL EMPLOYMENT
              ------                                    ---------------------
Manufacturing/Construction/Transportation                        26.4%
Financial and Other Services                                     30.2%
Wholesale and Retail                                             25.9%
Government and Other                                             17.5%

         The Warren County area is also well diversified in terms of employers not being overly dependent on any particular firm or firms for the community's overall financial health. For example, there are 34 manufacturing companies in the county with 50 or more employees. The ten largest employers in Warren County include the following:

COMPANY OR INSTITUTION                                             WORKFORCE
----------------------                                             ---------
Western Kentucky University                                          2,059
Medical Center at Bowling Green/CHC                                  2,016
Warren County Board of Education                                     1,642
General Motors (Corvette Plant)                                      1,035
Fruit of the Loom                                                     820
Greenview Hospital                                                    730
Coltec/Holley                                                         600
DESA                                                                  550
Huish                                                                 500
Eagle Industries                                                      461

DIVIDENDS

         The holders of Shares will be entitled to receive such dividends and other distributions as may be declared from time to time out of funds legally available. Dividends, if any, will be contingent upon the earnings, financial condition and capital requirements of the Bank (our principal asset), general business conditions, regulatory restrictions and other factors. In view of the Bank's expected growth in deposits, anticipated initial operating losses and the associated capital retention requirements, we are unable to determine when, if ever, the Bank will declare or pay cash dividends or any other distributions or dividends of any kind to us as its sole shareholder. Accordingly, we are unable to determine when, if ever, we will be able to declare dividends. In particular, it is not expected that the Bank will realize a profit at least during its first two years of operation nor can there be any assurance that during subsequent years of operations sufficient profits (if any) will be realized to justify or allow the payment of dividends to us (and hence upon the Shares). In addition, banking regulations restrict the payment of dividends under certain circumstances. See "Risk Factors - Risks Unique to the Company: No Cash Dividends," "Supervision and Regulation - The Bank: Dividend Restrictions" and "Description of Common Stock - Dividend Rights and Limitations on Payment of Dividends."

                             SELECTED FINANCIAL DATA

         The following tables present our selected financial data for the nine months ended September 30, 1998 and 1997 and for the two-year period ended December 31, 1997. The information has been derived from our financial statements included elsewhere in this Prospectus in the case of the two years ended December 31, 1997, and should be read in conjunction therewith and with the notes thereto. The information for the nine months ended September 30, 1998 and 1997 has been compiled from our records and is unaudited. Historical results are not necessarily indicative of results to be expected for any future period. In our opinion, all adjustments (which include normal recurring adjustments and those related to the adoption of new accounting principles) necessary to arrive at a fair statement of interim results of operations of the Company have been included.

         BECAUSE WE HISTORICALLY OPERATED AS A PRIVATE INVESTMENT CLUB, THE PRESENTATION OF OUR FINANCIAL DATA WILL CHANGE DRAMATICALLY IN CONNECTION WITH OUR ANTICIPATED OPERATIONS AS A BANK HOLDING COMPANY.


                                                NINE MONTHS ENDED          YEARS ENDED
                                                   SEPTEMBER 30,           DECEMBER 31,
                                                1998         1997        1997       1996
                                                ----         ----        ----       ----
INCOME STATEMENT DATA
   Net Income (loss)                         $(164,577)     $7,609     $54,461     $52,926
   Investment securities gains                       0           0      53,566      52,387
   Expenses                                    174,990       1,088       1,358         763
   Earnings (losses) before income taxes      (164,577)      9,010      66,069      63,729
   Applicable income taxes                           0       1,401      11,608      10,803
   Net earnings                               (164,577)      7,609      54,461      52,926

PER COMMON SHARE DATA
   Earnings                                  $   (1.61)     $  .07     $   .53     $   .52
   Cash dividends                                    0           0           0           0
   Book Value                                     8.44        8.16        8.70        6.05




                                                  SEPTEMBER 30,             DECEMBER 31,
                                                1998         1997         1997        1996
                                                ----         ----         ----        ----
BALANCE SHEET DATA (AT PERIOD END)
  Total Assets                               $1,382,062   $1,137,316   $1,207,461   $824,812
  Investment securities available for sale    1,342,882    1,128,991    1,098,997    814,694
  Deferred tax liability                        379,399      303,818      308,267    196,957
  Total shareholders' equity                    861,088      832,097      887,586    617,052
  Average assets                              1,294,762      981,064    1,016,137    696,568
  Average shareholders' equity                  874,337      724,575      752,319    524,010

  Average shares outstanding                        102          102          102        102
    (in thousands)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                 OF FINANCIAL CONDITION AND RESULTS OF OPERATION

         We were organized under the laws of Kentucky in 1975, and prior to our decision to become a bank holding company conducted business as a private investment club. We had total assets of $1,382,062, $1,207,461 and $824,812 as of September 30, 1998, December 31, 1997, and December 31, 1996 respectively. Net income (loss) was $(164,577) for the nine months ended September 30, 1998 as compared to $7,609 for the same period in 1997. Earnings (loss) per share was $(1.61) and $0.07 for the nine months ended September 30, 1998 and 1997 respectively. Net income was $54,461 in 1997, up from $52,926 in 1996. Earnings per share increased to $0.53 in 1997 from $0.52 in 1996. The number of shares used in the calculation of earnings per share has been restated to reflect the 100-to-1 Common Stock split that occurred in 1998.

         The discussion that follows is intended to provide additional insight into our financial condition and results of operations. It should be read in conjunction with the financial statements and accompanying notes included elsewhere in this Prospectus and should also be considered in light of the recent change in our line of business.

         We historically operated as a private investment club, with a small number of shareholders, and kept the level of purchases and sales of our investments at a low level. Our operations consisted mainly of using cash obtained from dividends, and from selling selected securities, to provide funds that were then used to purchase stock in other companies that were deemed by our shareholders to have long-term growth potential. Our investments in our securities portfolio are carried as available for sale. Following the formation of the Bank, our securities portfolio will be available to be liquidated as needed to provide working capital for the Bank.

         BECAUSE WE HISTORICALLY OPERATED AS A PRIVATE INVESTMENT CLUB, THE PRESENTATION OF OUR FINANCIAL DATA WILL CHANGE DRAMATICALLY IN CONNECTION WITH OUR ANTICIPATED OPERATIONS AS A BANK HOLDING COMPANY.

INCOME STATEMENT REVIEW

         For the nine months ended September 30, 1998, our net loss was $164,577 as compared with net income of $7,609 for the same period in 1997. Dividends and interest received were $10,413 for the nine months ended September 30, 1998 as compared with $10,098 for the same period in 1997. Operating expenses for the nine months ended September 30, 1998 were $174,990 as compared with $1,088 for the same period in 1997. The significant increase in expenses is due to the increased level of expenses paid and accrued in connection with the transition of the Company from a private investment club to a proposed bank holding company; start-up costs associated with the formation of the Bank; costs of salaries paid to employees that have been hired by the Company; and costs associated with this Offering. The expenses in the first nine months of 1998 include legal fees of $50,000, consulting fees of $49,909, salaries and benefits of $37,796, accounting and professional fees of $27,420, filing fees of $7,500, supplies of $942, utilities of $830, travel of $211, publications of $179, and other expenses of $203. These expenses were included in the estimate of start-up costs that were anticipated by the Company, and they will be paid from the proceeds of this Offering.

         Our net income was $54,461 in 1997, compared with $52,926 in 1996. Results in 1997 include a pre-tax gain on the sale of securities of $53,566 and dividends of $13,861. This compares with pre-tax gains of $52,387 and dividends and interest received of $12,105 in 1996. Operating expenses of $1,358 in 1997 compared with $763 in 1996.

MARKET RISKS

         We have not historically used any type of off balance sheet derivatives to hedge against the market risk inherent in our securities portfolio. The strategy of our shareholders has been to hold growth securities for long periods of time and to meet our minimal operating expenses using available cash from dividend income.

         To the extent dictated by future changes in interest rates and the general economy, we will consider adjusting such strategies.

NET INTEREST INCOME

         The Bank's (and hence our) primary source of revenue will be net interest income, which is the difference between the interest received on its earning assets and the interest paid on the funds acquired to support those assets. Loans made to businesses and individuals will be the primary interest earning assets, followed by investment securities. Deposits will be the primary interest bearing liabilities used to support the interest earning assets, followed by various borrowings. The level of net interest income will be affected by both the balance and mix of interest earning assets and interest bearing liabilities, the changes in their corresponding yields and costs, by the volume of interest earning assets funded by noninterest bearing deposits, and the level of capital. The Bank's long term objective will be to manage this income to provide the largest possible amount of income while balancing interest rate, credit and liquidity risks.

NONINTEREST INCOME

         In addition to net interest income, the Bank can expect noninterest income from such sources as service charges on deposit products, loan origination fees, late charges on loan accounts, commissions on the sale of insurance contracts in conjunction with loan originations, and (at some point though not immediately) fees on trust services.

NONINTEREST EXPENSE

         In addition to interest expense, the Bank will have noninterest expenses, the primary component of which will be salaries and employee benefits, with other noninterest expenses to include occupancy expenses, fees paid under the Fiserv data processing agreement, taxes other than payroll and income, and marketing expenses.

ALLOWANCE AND PROVISION FOR LOAN LOSSES

         The Bank's allowance for loan losses will be regularly evaluated by management and maintained at a level believed to be adequate to absorb future loan losses in the Bank's loan portfolio. Periodic provisions to the allowance will be made as needed. The amount of the provision for loan losses necessary to maintain an adequate allowance will be based upon an assessment of current economic conditions, analysis of periodic loan reviews, delinquency trends and ratios, changes in the mixture and levels of the various categories of loans, historical charge-offs, recoveries and other information.

         The allocation for the allowance for loan losses is an estimate of the portion of the allowance that will be used to cover future charge-offs in each major loan category, but it does not preclude any portion of the allowance allocated to one type of loan being used to absorb losses of another loan type.

ASSET QUALITY

         Loans will be placed on non-accrual basis when principal or interest is past due 90 days or more and the loan is not adequately collateralized and in the process of collection, or when, in the opinion of Bank management, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of principal or interest is not likely in accordance with the terms of the obligation. Consumer loans will be charged off after 120 days of delinquency unless adequately secured and in the process of collection. Non-accrual loans will not be reclassified as accruing until principal and interest payments are brought current and future payments appear reasonably certain. Loans will be categorized as restructured if the original interest rate, repayment terms, or both are restructured due to a deterioration in the financial condition of the borrower. However, restructured loans that demonstrate performance under the restructured terms and that yield a market rate of interest may be removed from restructured status in the year following the restructure.

SECURITIES

         Securities, including those classified as held to maturity and available for sale, averaged $1,220,930 for the nine months ended September 30, 1998, and $956,836 in 1997 as compared with $687,442 in 1996. The increase in the securities portfolio throughout this period was the result of appreciation of securities held.

         The table below presents the carrying value and market value of our securities:

----------------------------------------------------------------------------------------
                                       SEPTEMBER 30,                DECEMBER 31,
----------------------------------------------------------------------------------------
                                           1998               1997                1996
----------------------------------------------------------------------------------------
Equity securities carrying value        $  227,003         $  192,308           $235,408
Equity securities market value           1,342,882          1,098,977            814,694
----------------------------------------------------------------------------------------

DEPOSITS

     Managing the mix and repricing of deposit liabilities will be an important factor affecting the Bank's ability to maximize its net interest margin. The strategies used to manage interest bearing deposit liabilities will be designed to adjust as the interest rate environment changes. In this regard, we will regularly assess its funding needs, deposit pricing, and interest rate outlook.

BORROWED FUNDS

     The Bank can be expected to borrow money through federal funds purchased, securities sold under agreements to repurchase (repurchase agreements), Federal Home Loan Bank (FHLB) advances and other borrowed funds. Levels of other borrowed funds will be routinely evaluated by management with consideration given to growth in the loan portfolio, liquidity needs, costs of retail deposits, market conditions and other factors.

ASSET/LIABILITY MANAGEMENT

     Asset/liability management involves developing, implementing and monitoring strategies to maintain sufficient liquidity, maximize net interest income and minimize the impact significant fluctuations in market interest rates have on earnings. The Bank's Asset/Liability Management Committee will be responsible for managing this process. Much of the committees' efforts will be focused on minimizing sensitivity to changes in interest rates.

LIQUIDITY

     Liquidity is generally defined as the ability to meet cash flow requirements. We will manage liquidity at both the Company level and the level of the Bank. Our primary cash requirement will be dividend payments to our shareholders and our primary source of funds will be dividends received from the Bank.

     The Bank's primary liquidity consideration will be to meet the cash flow needs of its customers, such as borrowings and deposit withdrawals. To meet cash flow requirements, sufficient sources of liquid funds must be available. These sources include short-term investments, repayments and maturities of loans and securities, growth in deposits and other liabilities, and profits. Principal reductions received on loans also will provide a continual stream of cash flows. Another source of liquid funds is net cash provided from operating activities. The Bank will also establish federal funds lines of credit with its correspondent banks which allow the Bank to borrow up to $6,000,000. Finally, the Bank following its first year of operations will be a member of the FHLB of Cincinnati through which additional borrowing capacity may be available.

CAPITAL RESOURCES

     We believe that a strong capital position will be paramount to our continued profitability and continued depositor and shareholder confidence. Such capital position would also provide the Bank with flexibility to take advantage of growth opportunities and to accommodate larger commercial loan customers. Regulators have established "risk based" capital guidelines for banks and bank holding companies. Under the guidelines, minimum capital levels are based on the perceived risk in asset categories and certain off-balance-sheet items, such as loan commitments and standby letters of credit. Management will monitor its capital levels to comply with regulatory requirements. In order to be considered "well-capitalized" by the FDIC, financial institutions must maintain a leverage ratio in excess of 5% and a total risk based capital ratio in excess of 10%. See "Supervision and Regulation - The Bank: Capital Requirements."

IMPACT OF INFLATION

     Our financial statements and notes have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation will be reflected in the increased cost of Bank operations. Nearly all the assets and liabilities of the Bank will be financial. As a result, performance will be directly impacted by changes in interest rates, which are directly influenced by inflationary expectations. The Bank's ability to match the interest sensitivity of its financial assets to the interest sensitivity of its financial liabilities in its asset/liability management may tend to minimize the effect of changes in interest rates on performance. Changes in interest rates do not necessarily move to the same extent as do changes in the prices of goods and services.

YEAR 2000

     We are implementing plans to address the Year 2000 issue. The issue arises from the fact that many existing computer programs use only two digits to identify a year in the computer's date field. These programs were designed without having considered the impact of the upcoming change in the century. If not corrected, computer applications could fail or create inaccurate results by or at the Year 2000. The Bank must not only evaluate, install and test for its own Year 2000 readiness, it must also coordinate with other entities with which it will routinely interact such as suppliers, creditors, borrowers, clients, regulators and other financial service organizations.

     We have determined that the Year 2000 issue may be material to our business, operations and suppliers. The Year 2000 issue principally involves the installation of selected software releases which meet Year 2000 functional requirements and adherence to our policy of only purchasing technological equipment that is Year 2000 compliant. The performance of the Bank's software suppliers will be essential for the Bank's successful implementation of its Year 2000 objectives.

     Up to the present time, our records have been maintained with a manual system which could be recreated if necessary. All additional systems being evaluated for purchase or development in the future are being carefully evaluated. We are actively selecting only those third party vendors, correspondents, and system providers who can demonstrate that they are Year 2000 compliant, or are on schedule to meet the federal agencies' Year 2000 timetables. We are acting under the belief and understanding that all federal agencies are actively managing the Year 2000 problems which are inherent in the global banking and payment systems.

     We may, through the Bank, have credit customers who are potentially exposed to losses due to the Year 2000 issue. We intend for the Bank to carefully evaluate whether any customer relationships represent unnecessary risk due to their failure to adequately address the Year 2000 problem, and to make credit decisions accordingly.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table and subsequent discussion sets forth certain information concerning each of our directors and executive officers (who are also the individuals proposed as directors and executive officers of the Bank):

                                                                    SHARES OF
                                                                  COMPANY COMMON
                                                               STOCK HELD FOLLOWING         PERCENTAGE
      NAME                       POSITION(S)(1)                  THE OFFERING(2)            OF CLASS(3)
      ----                       --------------                  --------------             ----------
Jerry E. Baker                       Director                         13,333                    2.34%

Billy J. Bell                        Director                         10,000                    1.76%

Mary D. Cohron             President and Chief Executive              10,000                    1.76%
                                 Officer; Director

Floyd H. Ellis                    Chairman of the                     10,000                    1.76%
                                Board of Directors

Gregg A. Hall                 Chief Financial Officer                  6,667                    1.17%

James H. Lucas                       Director                         10,000                    1.76%

Joe B. Natcher, Jr.                  Director                          3,333                     .59%

John T. Perkins                   Chief Operating
                                 Officer; Director                     6,667                    1.17%
                                                                      ------                   ------
               TOTAL                                                  70,000                   12.31%

     (1) Each director and executive officer was elected to his or her position in August 1998.
     (2) A person is deemed to have beneficial ownership of any shares of Common Stock as to which such person, directly or indirectly, has or shares voting power or investment power. Except as otherwise noted in the accompanying footnotes, the named persons have sole voting and investment power. The numbers in this table reflect shares of Common Stock held as of the date of this Prospectus in the case of Messrs. Bell, Ellis and Lucas (which is subject to change as set forth in "Principal Shareholders") and Shares with respect to which Ms. Cohron and Messrs. Baker, Hall, Natcher and Perkins have made non-binding indications of interest in purchasing.
     (3) Assumes 568,667 shares of Common Stock outstanding following this Offering.

         JERRY E. BAKER (Age 67) has since 1996 been Chairman of the Board of Directors of Airgas Mid-America, Inc., an industrial gas and welding equipment and supplies company located in Bowling Green, Kentucky. Mr. Baker was President of such company from 1986 to 1996. Mr. Baker is also the owner and President of Jay Enterprises, Inc., a farm equipment and vehicle leasing company in Bowling Green.

         BILLY J. BELL (Age 64) has since 1964 been a co-owner and the Secretary/Treasurer of Mid South Feeds, a feed manufacturer located in Bowling Green, Kentucky. Mr. Bell is also a co-owner of Caribbean Ships, a commercial shipping company and Bell & Howell, a real estate partnership.

         MARY D. COHRON (Age 51) is our President and Chief Executive Officer, a position to which she was elected in 1998. From 1996 to 1998, Ms. Cohron was employed by the Kentucky School Boards Association where she provided Board Team Development services and headed the Tax Revenue Anticipation Note Program. From 1989 to 1996, Ms. Cohron provided strategic planning and consultant services for small businesses and governmental entities. Ms. Cohron served from 1979 to April 1998 as a director of Trans Financial Bank and/or Trans Financial, Inc.

         FLOYD H. ELLIS (Age 72) is our Chairman of the Board of Directors, a position to which he was elected in 1998. Since 1980 Mr. Ellis has been the President and Chief Executive Officer of Warren Rural Electric Cooperative Corporation located in Bowling Green, Kentucky. Mr. Ellis is also Chairman of the Board of Directors of Commonwealth Health Corp., a health care holding company, and was until April of 1998 a director for 11 years of Trans Financial, Inc. (during part of which tenure he served as Vice-Chairman).

         JAMES H. LUCAS (Age 66) became in 1997 Of Counsel to the law firm of English, Lucas, Priest & Owsley in Bowling Green, Kentucky, with whom he had previously practiced law since the firm's formation in 1973.

         GREGG A. HALL (Age 41) is our Vice-President/Chief Financial Officer, a position to which he was elected in 1998. From August 1988 to August 1998, Mr. Hall served as Auditor and Senior Vice-President for Trans Financial, Inc., a bank holding company located in Bowling Green, Kentucky.

         JOE B. NATCHER, JR. (Age 41) has since 1983 been a co-owner and President of Southern Foods, Inc., a food service distributor located in Bowling Green, Kentucky.

         JOHN T. PERKINS (Age 55) is our Vice-President/Chief Operating Officer, a position to which he was elected in 1998. He previously owned a bank consulting company for 3 years and previous to that he served for over 20 years with Trans Financial Bank in Bowling Green, Kentucky, serving as
Chief Operating Officer at the time he left Trans Financial Bank in 1995.

BOARDS OF DIRECTORS

         We intend for the Bank Board of Directors to be composed of up to 15 community leaders, including the directors of the Company. The current directors of the Company (who are also the proposed directors of the Bank) will serve as our directors and as directors for the Bank until the next annual meeting of shareholders for the Company (and the first annual meeting of shareholders of the Bank) to be held early in 2000. It is anticipated that the Company and the Bank Boards of Directors will meet on a monthly basis.

         The Bank Board of Directors shall have the power to manage and administer the affairs of the Bank, including the power to hire and terminate the employment of the Bank's officers and employees. The Bank may designate one or more persons to serve as Advisory Directors, without voting rights, on such terms and conditions as the Bank Board of Directors may designate.

         The FDIC and the KDFI have the authority to disallow any of the proposed directors from assuming his or her designated position. See "Supervision and Regulation."

BOARD COMMITTEES

         The Bank will have the following committees:

         LOAN COMMITTEE. The Loan Policy Committee (which will be comprised of Ms. Cohron and 4 outside directors) will establish and monitor adherence to adopted lending policies and regulatory requirements, review and participate in the loan approval process and monitor the quality of the loan portfolio, including review of the Bank's allowance for loan and lease losses. The Loan Committee will exercise, when the Board is not in session, all other powers of the Board regarding loans that may lawfully be delegated.

         ASSET/LIABILITY MANAGEMENT COMMITTEE. The Asset/Liability Management Committee (which will be comprised of Ms. Cohron and Messrs. Ellis, Baker, Natcher and Gregg Hall) will have the power to establish and monitor adherence to adopted investment and asset liability policies and regulatory requirements, review and participate in the purchase of the Bank's investment portfolio and monitor interest rate sensitivity and liquidity. This committee will exercise, when the Board is not in session, all other powers of the Board regarding investment securities that may be lawfully delegated.

         AUDIT COMMITTEE. The Audit Committee (which will be comprised of all directors other than Ms. Cohron and Mr. Perkins) will have the duty of such committee will be to nominate an independent accounting firm to conduct an annual audit, review the audited financial statements and monitor and supervise internal audit control. The Audit Committee will report the results of the annual audit in writing to the Board at the Board's next regular meeting. Such report will state whether the Bank is in a sound condition and whether adequate internal controls and procedures are being maintained, and will recommend to the Board such changes in the manner of conducting the affairs of the Bank as shall be deemed advisable.

         COMMUNITY REINVESTMENT ACT COMMITTEE. The Community Reinvestment Act Committee (which will be comprised of all board members) will have the power to establish and monitor adherence to the Community Reinvestment Act of 1978. The Community Reinvestment Act Committee will meet quarterly.

         COMPENSATION COMMITTEE. The Compensation Committee (which will be comprised of all board members) will meet quarterly and have the duty of reviewing compensation arrangements for all employees.

         EXECUTIVE COMMITTEE. The Executive Committee (which will be inactive as long as board membership remains at current levels) will preview all matters that are brought to the Board of Directors. In addition, the Executive Committee will have the power to establish and monitor adherence to a Compensation and Fringe Benefits Program. The Executive Committee will have the powers to direct the business of the Company or the Bank, as the case may be, except such functions as the Board of Directors by law is solely authorized to perform.

         We expect that, with the possible exception of an executive committee (which would function in a manner similar to the Bank's executive committee) our Board of Directors for the foreseeable future will function without committees.

DIRECTOR COMPENSATION

         It is anticipated that directors of the Company and the Bank will not receive fees for serving in such capacity during the Bank's first year of operation. This policy may be reevaluated by the Company and the Bank in light of the expenses of attending Board and committee meetings and may be changed. The fees paid for attending such meetings shall be further evaluated in light of fees customarily paid by institutions of similar size and type. Directors who are employees of the Bank are not expected to receive additional compensation for their service as directors of the Company and the Bank.

EXECUTIVE EMPLOYMENT AGREEMENTS AND COMPENSATION

         We have entered into employment agreements providing for a term of employment for 3 years with each of Mary Cohron, John Perkins and Gregg Hall (the "Employment Agreements"). Such Employment Agreements may be terminated by us upon 60 days notice for cause (as defined therein) and without cause. In the event we terminated any of such Employment Agreements without cause, we would be obligated to pay such terminated employee the value of accrued fringe benefits through the date of termination and compensation (based upon months of service rendered by such employee) of as much as a full year's salary. Finally, each of said employees may voluntarily terminate his or her employment upon 60 days notice and in the event of termination of employment prior to the natural expiration of the Employment Agreements, each employee is prohibited for one year from performing in Warren County and any contiguous county thereto duties for a banking organization comparable to the duties performed for us or the Bank.

         The Employment Agreements prescribe annual salaries for Ms. Cohron, Mr. Perkins and Mr. Hall during the first year of Bank operations of $95,000, $85,000 and $85,000, respectively. Such salaries are exclusive of any bonuses which may be paid, in the determination of the Board of Directors, based on the performance of the Bank following its organization. The Bank Board of Directors may adjust any officer's compensation as it deems appropriate. Other officers and employees will receive salaries comparable to those being paid in the market and the industry. Total compensation for all officers as a group (9 persons) is expected to approximate $583,200 in the first year of the Bank's operations.

         Executive officers may receive certain additional benefits, including club dues, automobile allowances and other benefits commensurate with their positions. The Bank intends these benefits to be competitive within the banking industry in the Bank's market area.

         Life insurance, health insurance, a 401(k) plan and other traditional benefits (such as paid vacations) will be provided to Bank employees (commensurate with the types of benefits offered to employees of financial institutions in the Bank's primary service area), as well as incentive compensation, bonus and stock option plans for its officers and employees. The foregoing summary of proposed employee benefits and retirement plans is subject to change and approval by the Bank Board of Directors and, where it is deemed appropriate, our directors and/or shareholders.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

         Kentucky law authorizes a Kentucky corporation to eliminate or limit the personal liability of a director to the corporation and its shareholders for monetary damages for breach of certain fiduciary duties as a director. We believe that such a provision is beneficial in attracting and retaining qualified directors to our Board of Directors and that of the Bank. Accordingly, our Articles of Incorporation and those of the Bank include provisions eliminating liability for monetary damages for any breach of fiduciary duty by a director, except: (i) for any transaction in which the director's personal financial interest is in conflict with our financial interests or the financial interests of our shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the director derives an improper personal benefit; or
(iv) for payment of dividends, or approval of stock repurchases or redemptions, that are unlawful under Kentucky law. However, certain provisions of Kentucky banking law, federal banking law and federal securities law may impose restrictions on the extent to which a bank or company may limit the liability of its directors and officers, particulary in cases involving violations of applicable bank statutes or regulations or claims under the securities laws. Nonetheless, the foregoing provision of the Articles may reduce the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefitted the Bank or us and our shareholders.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Kentucky law authorizes a Kentucky corporation to indemnify its directors, officers, employees and agents under certain circumstances. In addition, Kentucky law authorizes a corporation to indemnify such persons, to an extent not inconsistent with law, as may be provided by its bylaws, agreement, vote of shareholders, disinterested directors or otherwise. Our Bylaws and those of the Bank REQUIRE the indemnification of directors and officers to the fullest extent permitted by Kentucky law. See "Risk Factors - Risks Unique to the
Company: Limitation of Liability and Indemnification of Directors and Officers." Certain provisions of Kentucky banking law, federal banking law and federal securities law may impose restrictions on the extent to which a bank or company may indemnify its directors and officers against expenses and liability, particularly in cases involving violations of applicable bank statutes or regulations or claims under the securities laws.

         Kentucky law also permits a Kentucky corporation to purchase and maintain insurance on behalf of its directors, officers, employees and agents against liability asserted against or incurred by them in their capacities as directors, officers, employees or agents of the corporation, whether or not the corporation would have the power under the Act to indemnify them against such liability. We believe such insurance is useful in encouraging qualified individuals to serve with us and the Bank as directors and officers and retaining their service in such capacities. We may purchase directors' and officers' liability insurance if such insurance can be obtained on terms acceptable to us.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information respecting our current shareholders:

                                                                                                       PERCENTAGE
                                                                                                        OF CLASS
           NAME AND                             PRINCIPAL                              PERCENTAGE      FOLLOWING
       CITY OF RESIDENCE                       OCCUPATION                 SHARES(1)     OF CLASS      OFFERING(2)
       -----------------                       ----------                 ---------    ----------     -----------
Billy J. Bell
Bowling Green, Kentucky             See "MANAGEMENT-Directors and
                                          Executive Officers"               10,000        9.80%          1.76%

J. Joe Cheek                     Shareholder; Cheek, Breiwa & Ware, PSC
Bowling Green, Kentucky                      (Optometrists)                 10,000        9.80%          1.76%

John C. Desmarais                     President and Chief Executive
Bowling Green, Kentucky                   Officer; Commonwealth
                                      Health Corporation (Hospital
                                       and Nursing Home Operator)            2,000        2.00%           .35%
Floyd H. Ellis
Bowling Green, Kentucky             See "MANAGEMENT-Directors and
                                          Executive Officers"
                                                                            10,000        9.80%          1.76%

Charles E. English                       Partner; English, Lucas
Bowling Green, Kentucky                Priest & Owsley (Law Firm)           10,000        9.80%          1.76%

David C. Hancock                        President; CDS Home Care
Bowling Green, Kentucky            (Home Healthcare Equipment Company)      10,000        9.80%          1.76%

Charles A. Hardcastle                          President;
Bowling Green, Kentucky                 B. G. Consolidated, Inc.
                                         (Cleaning Supplies and             10,000        9.80%          1.76%
                                           Materials Company)

C. Carroll Hildreth                  President; C. C. Hildreth, Inc.
Bowling Green, Kentucky                    (Fuel Distributor)               10,000        9.80%          1.76%

James H. Lucas
Bowling Green, Kentucky             See "MANAGEMENT-Directors and
                                          Executive Officers"
                                                                            10,000        9.80%          1.76%

William H. Mason, Jr.                    President; Hill-Motley
Bowling Green, Kentucky                   Lumber Company, Inc.              10,000        9.80%          1.76%

Joel E. Rodgers                          Retired Vice-President;
Bowling Green, Kentucky            Allied Signal, Inc. - Professor of
                                      Finance and Operations, Nova
                                         Southeastern University            10,000        9.80%          1.76%
                                                                           -------        ----          -----

                                                                           102,000        100%          17.95%
TOTAL

     (1) A person is deemed to have beneficial ownership of any shares of Common Stock as to which such person, directly or indirectly, has or shares voting power or investment power. Except as otherwise noted in the accompanying footnotes, the named persons have sole voting and investment power. The numbers in this table reflect shares of Common Stock held as of the date of this Prospectus and do not reflect Shares which may be acquired by such persons under this Offering.
     (2) Assumes 568,667 shares of Common Stock outstanding following this Offering.

         The shares of Common Stock held by our current shareholders will be adjusted as of the date of the Final Prospectus based upon the market value at such date of certain of our assets. As of such date, the sum of (i) $70,000 (representing our approximate cash reserves at the time we determined to become a bank holding company and organize the Bank) and (ii) the market value of our securities portfolio, will be divided by 15, yielding the aggregate shares of Common Stock to be owned by our current shareholders upon the commencement of this Offering. Upon such calculation, our Board of Directors will declare the stock split or reverse stock split required in order to make the necessary adjustment to the shareholdings of our current shareholders. By way of example, if, as of the date of the Final Prospectus, the market value of our securities portfolio is $1,400,000, our current shareholders' aggregate shares of Common Stock would be set at 98,000 ($1,470,000 / 15) and a Common Stock reverse stock split of .961 to 1 would be declared by our Board of Directors.

         The above-described determination of the shares of Common Stock to be held by our current shareholders can be viewed as diluting the purchase of Shares by you because of our deferred tax liability with respect to our securities portfolio. As of September 30, 1998 the market value of our securities portfolio was $1,342,882 and the deferred tax liability respecting same was $379,399. This deferred tax liability arose because of the appreciation in the value of our securities portfolio since our purchase of such securities. Using the above-described formula as of such date would have yielded an aggregate of 94,192 shares of Common Stock to which our current shareholders would have been entitled as of such date. However, were such formula to take into account our deferred tax liability, our current shareholders would have been entitled as of such date to 68,899 shares of Common Stock. While we anticipate being able to offset gains realized on the sale of our securities portfolio by the Bank's anticipated initial operating losses, the use of such losses in such fashion prevents us from using the losses to offset future Bank earnings.

         Our Board of Directors (which includes 3 current shareholders) has determined that our deferred tax liability should not be taken into account in determining the shares of Common Stock to be held by our current shareholders upon the commencement of this Offering. This judgment was made in light of the risks being assumed by our current shareholders with respect to Bank pre-operational expenses and Offering expenses (expected to total $500,000) and the purchase, renovation and furnishing of the Main Office (expected to total $1,515,000). In the event, for example, we were unable to obtain one or more of the regulatory approvals necessary to commence banking operations, we would remain responsible for payment of the above-referenced costs and expenses. Accordingly, our current shareholders are bearing the risk that we will be obligated for such costs and expenses and yet be unable to consummate the Offering and open the Bank.

                                 USE OF PROCEEDS

         We intend to use the proceeds of this Offering substantially in the manner discussed below. The following amounts are estimates, based upon information and assumptions which we believe to be accurate and reasonable, but actual expenditures could vary from these estimates.

         The total proceeds from this Offering to us will be $6,510,000. The Bank's pre-operational expenses and the expenses incurred in connection with this Offering (which are expected to be approximately $500,000 in the aggregate) are being funded in part through our cash reserves but chiefly from the proceeds of this Offering. The pre-operational expenses incurred in connection with this Offering and organization of the Bank include legal and accounting fees and expenses, printing costs, expenses of pre-operational operations of the Bank (including executive officers' and employees' salaries), regulatory fees and marketing costs.

         In addition to pre-operational and Offering expenses, we have procured lines of credit in the amounts of $1,120,000 (bearing interest at a rate per annum equal to the prime rate less one-half percent) and $250,000 (bearing interest at a rate per annum equal to the prime rate) for the purpose of (i) purchasing and renovating the Main Office and (ii) paying for the portion of the $390,000 cost for Bank furnishings, fixtures and equipment which must be paid prior to our receipt of the proceeds of this Offering. See "Business of the Company and the Bank - Bank Premises." These lines of credit were obtained from First Security Bank of Lexington, Lexington, Kentucky, are secured by the Main Office and/or our securities portfolio and are for terms of 1 year.

         Upon our receipt of the $6,510,000 in proceeds from this Offering, we will pay the outstanding pre-operational Offering expenses, repay the aforesaid indebtedness in the amount of $1,370,000 and pay outstanding sums due for Bank furnishings, fixtures and equipment. We will then contribute to the Bank (in exchange for all outstanding common stock of the Bank) (i) the Main Office valued at $1,125,000, (ii) Bank furniture, fixtures and equipment valued at $390,000, (iii) a charge for organizational expenses attributable to the Bank of $188,500 and (iv) $4,495,000 in cash, for total Bank capital of $6,198,500.

                                 CAPITALIZATION

         The following table sets forth (i) our capitalization as of October
31, 1998 and (ii) our pro forma capitalization as of October 31, 1998, as adjusted to give effect to the sale by us of 466,667 Shares in this Offering and the application of the net proceeds therefrom as described in "Use of Proceeds." This table should be read in conjunction with our financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                       As of October 31, 1998

                                                                        ACTUAL     AS ADJUSTED(1)
                                                                      ----------   --------------
Short-term borrowings...............................................  $  700,000     $        0 (2)

Stockholders' Equity:
Preferred Stock, no par value:  500 shares authorized; no shares
   issued and outstanding...........................................           0              0
Common Stock, no par value:
   1,000,000 shares authorized; issued and outstanding 102,000
   shares; and pro forma for offering 568,667 shares................           0              0
Paid-in capital.....................................................      20,542      6,530,542
Retained earnings (deficit).........................................     (64,295)       (64,295)
Accumulated other comprehensive income..............................     744,471        744,471
Total stockholders' equity .........................................     700,718      7,210,718

Total capitalization................................................   1,400,718      7,210,718

     (1)Based upon 466,667 Shares being sold by the Company at $15.00 per share ($7,000,005 in the aggregate) and assumes that the net proceeds received by us from the Offering are approximately $6,510,000.
     (2)Reflects the repayment of our short-term borrowings from the proceeds of the Offering.

                              CERTAIN TRANSACTIONS

         The Bank may have banking and other business transactions in the ordinary course of business with our directors, officers and shareholders and their associates, including members of their families and corporations, partnerships and other organizations in which such directors, officers and shareholders have a controlling interest or a management role. All such banking transactions will be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and are not expected to involve more than the normal risk of collectibility or present other unfavorable features to the Bank.

         The law firm of English, Lucas, Priest & Owsley will be paid fees totaling $95,000 for legal services rendered by it to the Company in connection with various legal matters attendant to this Offering and the organization of the Bank. Our director James H. Lucas is Of Counsel to, and our shareholder Charles E. English is a partner in, said law firm. We further anticipate that English, Lucas, Priest & Owsley will perform ongoing legal services for us and the Bank following the commencement of Bank operations.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock under our Articles of Incorporation consists of 1,000,000 shares of Common Stock, no par value per share and 500 shares of preferred stock, no par value per share (the "Preferred Stock"). Immediately following this Offering, 568,667 shares of Common Stock (assuming no adjustment as described in "Principal Shareholders" to the shares of Common Stock held by our current shareholders) and no shares of Preferred Stock will be issued and outstanding.

         The following brief description of our capital stock does not purport to be complete and is subject in all respects to applicable Kentucky law and to the provisions of our Articles of Incorporation and Bylaws, copies of which will be provided to prospective investors upon request.

VOTING RIGHTS

         All of the shares of Common Stock will have identical rights and preferences. Holders of Common Stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of shareholders, except that shareholders have cumulative voting rights in the election of directors. Cumulative voting rights entitle each shareholder to cast as many votes in the election of directors as is equal to the number of shares owned by such shareholder multiplied by the number of directors to be elected. Under cumulative voting, such shareholder may cast all such votes for one nominee for director or may divide such votes among some or all of the nominees, as the shareholder sees fit. The effect of cumulative voting is that a shareholder may cumulate his or her votes for the election of only one or several nominees for director and, accordingly, holders of less than a majority of the outstanding shares voting for the election of directors may be able to elect one or more directors.


DIVIDEND RIGHTS AND LIMITATIONS ON PAYMENT OF DIVIDENDS

         The holders of Common Stock are entitled to receive, pro rata, such dividends and other distributions as and when declared by our Board of Directors out of the assets and funds legally available. The Kentucky Business Corporation Act further prohibits the payment of any dividends where, after payment of the dividend, a company would be unable to pay its debts as they come due in the usual course of business or the company's total assets would be less than the sum of its total liabilities plus any preferential amounts required to be set aside.

         Our principal source of income from which dividends may be paid to the holders of Common Stock will be dividends from our subsidiary, the Bank. Under Kentucky banking law, the Bank may legally declare dividends only if (a) it has net profits available for dividends and (b) at least 10% of the net profits for the period covered by the dividend are allocated to the Bank's surplus, until such time as such surplus equals the amount of its stated capital attributable to its Common Stock. Moreover, the KDFI must approve the declaration of any dividends if the total dividends to be declared by the Bank for any calendar year would exceed the Bank's total net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus or a fund for the retirement of preferred stock, if any, or debt. See "Supervision and Regulation - The Bank:
Divided Restrictions." No net earnings, and therefore no monies which may be distributed as cash dividends to us (from which we could pay dividends on the Common Stock), are projected for the Bank's initial years of operation. Moreover, despite the possible availability of net or accumulated earnings in the initial years of operations, and the capacity to maintain capital at levels required by governmental regulations, the Bank may choose to retain all earnings for the operation of the Bank. You should not expect to receive any dividends on Shares in the near future (if ever) and this investment may be inappropriate for you if you need dividend income from an investment in Shares. See "Business of the Company and the Bank - Dividends."

LIQUIDATION RIGHTS

         In the event of our liquidation, dissolution or winding up of affairs, holders of Common Stock will be entitled to share in the distribution of assets remaining after payment or provision for payment of all debts, liabilities and expenses, and any liquidation preference to which holders of Preferred Stock, if any, may then be entitled. Subject to any required regulatory approvals, our directors, at their discretion, may authorize and issue debt obligations, whether or not subordinated, without prior approval of our shareholders, thereby (potentially) further reducing the liquidation value of the Shares.

NO PREEMPTIVE RIGHTS

         Holders of Common Stock will not have preemptive rights to subscribe for or to purchase any additional shares offered by us in the future. The absence of preemptive rights could, in the event of our sale of additional shares of Common Stock, result in a dilution of the percentage ownership in us held by purchasers of Shares pursuant to this Offering.

REGISTRAR AND TRANSFER AGENT

         Our Registrar and Transfer Agent will be Reliance Trust Co.

PREFERRED STOCK

         The authorized Preferred Stock may be issued from time to time in one or more designated series or classes. Our Board of Directors, without the approval of our shareholders, is authorized to establish the voting, dividend, redemption, conversion, liquidation and other relative provisions as may be provided in a particular series or class. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding voting stock. We have no present intention to issue any series or class of Preferred Stock.

                           SUPERVISION AND REGULATION

         Bank holding companies and banks are extensively regulated under both federal and state law. The following is a brief summary of certain statutes and rules and regulations that will affect us and the Bank. This summary is qualified in its entirety by reference to the particular statutes and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations that will be applicable to our business or that of the Bank. Supervision, regulation and examination of us and the Bank by the regulatory agencies are intended primarily for the protection of depositors rather than our shareholders.

THE COMPANY

         GENERAL. Our activities are subject to the supervision of Kentucky and federal law. With respect to Kentucky law, Kentucky Revised Statutes ("KRS") ss.287.900 provides that any individual (which is defined to mean a natural person, partnership, association, business trust, voting trust or similar organization, but not a corporation) or bank holding company having its principal place of business in Kentucky may acquire control of one or more banks or bank holding companies wherever located within the Commonwealth of Kentucky, subject to two general restrictions: (1) neither an individual, which on the effective date of the legislation controlled a bank or bank holding company, nor a bank holding company can acquire control of any bank located in Kentucky, if the bank was chartered after July 13, 1984 but has been in existence for fewer than five years on the date of its acquisition (except for one bank holding company formations); and (2) no individual or bank holding company may acquire control of any bank or bank holding company if, upon the acquisition, the individual or bank holding company would control banks located in Kentucky holding more than fifteen percent (15%) of the total deposits of all federally-insured depository institutions in Kentucky.

     In addition to KRS ss.287.900, KRS ss.287.905 also contains provisions requiring any bank holding company to seek and obtain the approval of the Commissioner of the KDFI before acquiring control of any bank chartered in Kentucky or any bank holding company controlling a bank which is chartered in the Commonwealth of Kentucky. Control is defined the same as in the Bank Holding Company Act of 1956, as amended (the "BHC"), which generally means the power to vote 25% or more of any class of voting securities, the power to elect a majority of the board of directors or the power to directly or indirectly exercise a controlling influence over the management or policies of a bank or bank holding company.

         The Commissioner of the KDFI must approve an application by a bank holding company to acquire a bank or bank holding company unless he finds:

               - the terms of the acquisition are not in accordance with the laws of Kentucky;

               - the financial condition or the competence, experience and integrity of the acquiring company or its principals are such as will jeopardize the financial stability of the acquired entity;

               - the public convenience and advantage will not be served by the acquisition; or

               - a federal regulatory authority whose approval is required has disapproved the transaction because it would result in a monopoly or substantially lesser competition.

         Bank holding companies are required to obtain the prior approval of the FRB before they may:

               - acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank;

               -    acquire all or substantially all of the assets of any bank;
                    or

               -    merge or consolidate with any other bank holding company.

         The FRB generally may not approve any transaction that would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States. Nor can the FRB approve a transaction that could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade. But the FRB may approve any such transaction if it determines that the public interest in meeting the convenience and needs of the community served clearly outweighs the anticompetitive effects of the proposed transaction. The FRB is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned, as well as the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below. Consideration of convenience and needs include the parites' performance under the Community Reinvestment Act of 1977.

         RESTRICTIONS ON ACTIVITIES. In addition to the effect of Kentucky law, we are also restricted in our activities by federal law. Under the BHC, a bank holding company is, with limited exceptions, prohibited from (i) acquiring direct or indirect ownership or control of any voting shares of any company which is not a bank, or (ii) engaging in any activity other than managing and controlling banks.

         Among the activities which are permissible for bank holding companies are:

               - acquiring and holding shares of any company engaged solely in the business of (i) the holding and operating of properties used wholly or substantially by a subsidiary bank, (ii) conducting a safe deposit business or (iii) furnishing services to or performing services for a subsidiary bank;

               - acquiring and holding up to five percent (5%) of the outstanding voting shares of any company;

               - acquiring and holding up to five percent (5%) of the outstanding voting shares of an investment company that is solely engaged in investing in securities and that does not own or control more than five percent (5%) of the outstanding shares of any class of voting securities of any company; and

               - acquiring and holding shares of any company, the activities of which the Board has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

         In determining whether a particular activity is permissible, the FRB must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public that outweigh possible adverse effects. Possible benefits that the FRB considers include greater convenience, increased competition, or gains in efficiency. Possible adverse effects include undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. Among the activities which the FRB has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto and which may be engaged in by a bank holding company or a subsidiary thereof in accordance with the rules and regulations of the Board are:

          - making, acquiring and servicing loans and other extensions of credit;

          - operating an industrial bank, Morris Plan bank or industrial loan company;

          - performing functions or activities that may be performed by a trust company;

          -    acting as an investment or financial advisor;

          - leasing personal or real property if the lease is to serve as the functional equivalent of an extension of credit to the lessee and meets certain other criteria;

          - making investments in corporations or projects designed primarily to promote community welfare;

          - providing data processing and data transmission services if the data to be processed or furnished are financial, banking or economic in nature;

          - acting as a principal, agent or broker for insurance that is directly related to an extension of credit by the holding company or a bank subsidiary of the holding company, or engaging in any insurance agency activity in a place where the holding company (or a subsidiary) has a lending office and that has a population not exceeding 5,000;

          -    owning, controlling or operating a savings association;

          - providing courier services for financial instruments exchanged among banks and financial institutions;

          - providing management consulting advice to banks and other depository institutions not affiliated with the holding company;

          - issuing and selling money orders and similar consumer-type payment instruments having a face value of not more than $1,000;

          -    performing appraisals of real estate and personal property;

          - acting as intermediary for the financing of commercial or industrial income-producing real estate;

          - providing securities brokerage services, if the services are restricted to buying and selling securities solely as agent for the account of customers and do not include securities underwriting or dealing or investment advice or research services;

          - underwriting and dealing in government obligations and money market instruments;

          - providing general information and statistical forecasting with respect to foreign exchange markets and certain transactional services with respect thereto;

          -    acting as futures commissions merchant for nonaffiliated persons;

          - providing investment advice on financial futures and options on futures;

          -    providing consumer financial counseling;

          -    providing tax planning and preparation services;

          -    providing check guaranty services;

          -    operating a collection agency; and

          -    operating a credit bureau.

     The FRB has determined that the following nonbanking activities (among others) are not so closely related to banking or managing or controlling banks as to be a proper incident thereto:

          - insurance premium funding (the combined sale of mutual funds and insurance);

          - underwriting life insurance (except in certain low-population areas) that is not sold in connection with a credit transaction by a bank holding company system;

          -    real estate brokerage;

          -    land development;

          -    real estate syndication;

          -    management consulting;

          -    property management; and

          -    operation of a travel agency.

         Bank holding companies are not limited under section 4(c)(8) of the BHC to activities previously approved by the FRB. If a bank holding company is of the opinion that other activities in the circumstances surrounding a particular case are closely related to banking or managing or controlling banks, the holding company may apply for FRB approval to engage in the activity or acquire an interest in a company that is engaged in the activity.

         There are no territorial limitations on permissible non-banking activities of bank holding companies. Despite prior approval, the FRB has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company may result from such activity.

         We may seek to engage, or to acquire an interest in a company that engages, in nonbanking activities so closely related to banking or managing or controlling banks as to be a proper incident thereto. No negotiations for the acquisition of any entities other than the Bank have been carried on by us, nor are any such negotiations specifically contemplated, nor are any plans currently under consideration under which we would engage in any nonbanking activities. There can be no assurance that any such entity will be acquired by us or that we will engage in any nonbanking activities in the future.

         CAPITAL ADEQUACY. We and the Bank will be required to comply with the capital adequacy standards established by the FRB and the FDIC, respectively. There are two basic measures for capital adequacy for bank holding companies and the depository institutions that they own: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

         The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among depository institutions and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

         The minimum guideline for the ratio ("Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital").

         In addition, the FRB has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. The guidelines also provide that bank holding companies that experience internal growth to make acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The FRB will consider a "tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activites.

         The federal bank regulators continue to indicate their desire to raise the capital requirements that apply to banks beyond their current levels. The FRB, the FDIC and the Office of the Comptroller of the Currency have proposed an amendment to the risk-based capital standards that would calculate the change in a bank's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

         REPORTING OBLIGATIONS. A bank holding company is required to file with the FRB annual reports and other information regarding its business operations and the business operations of its subsidiaries. It is also subject to examination by the FRB and is required to obtain FRB approval prior to acquiring, directly or indirectly, ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than five percent of the voting stock of such bank unless it already owns a majority of the shares of voting stock of such bank.

         SUPPORT OF SUBSIDIARY INSTITUTIONS. Under FRB policy we will be expected to act as a source of financial strength for, and to commit resources to support, the Bank. This support may be required at times when, absent such FRB policy, we may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

         Under the Federal Deposit Insurance Act (the "FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The Bank will be subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of the Bank would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates, and a potential loss of our respective investment in any other subsidiary depository institution.

         YEAR 2000. Another factor that is gaining increasing scrutiny in the application process is the Year 2000 readiness of the parties involved in acquisition transactions. Banking organizations whose Year 2000 readiness is in less than satisfactory condition are undergoing special scrutiny in connection with acquisition transactions requiring regulatory approval, and may not be eligible to use expedited application procedures for acquisition transactions.

THE BANK

         GENERAL. As a bank organized under Kentucky law, the Bank will be subject to the regulation and supervision of the KDFI. As an insured bank under the FDIA, the Bank will also be subject to regulation and examination by the FDIC. Although the Bank will not be a member of the Federal Reserve System, it will nevertheless be subject to certain provisions of the Federal Reserve Act and regulations promulgated thereunder.

         The FDIC and the KDFI will regularly examine the operations of the Bank. State banks also are subject to regulation requiring the maintenance of certain minimum capital levels, and the Bank will be required to file annual reports and such additional information as the KDFI and FDIC regulations require. The Bank will also be subject to certain restrictions on loan limits, interest rates, "insider" loans to officers, directors and principal shareholders, restrictions on tie-in arrangements and transactions with affiliates, as well as many other matters. Strict compliance at all times with state and federal banking laws will be required. Supervision, regulation, and examination of the Bank by bank regulatory agencies is intended for the protection of the Bank's depositors, not the Bank's shareholders. Federal and state regulators have authority to impose sanctions on the Bank and its directors and officers if the Bank engages in unsafe or unsound practices, or otherwise fails to comply with regulatory standards.

         The following summaries of statutes, regulations and policies affecting banks do not purport to be complete, and the statutes and regulations described should be referred to by all prospective investors.

         INTERSTATE BANKING. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") has introduced a process that will enable nationwide interstate banking through bank subsidiaries and interstate banking mergers. Effective September 29, 1995, the Interstate Banking Act allowed adequately capitalized and well-managed bank holding companies to acquire control of a bank in any state subject to concentration limits. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible, or "opt out" and prohibit interstate branching altogether.

         Kentucky has enacted "opt-in" legislation that permits banks from other states to establish branches in Kentucky by acquisition of a Kentucky bank after June 1, 1997. Restrictions currently imposed upon Kentucky banks will continue to apply under the legislation, including (i) prohibiting bank holding companies from chartering a new bank in Kentucky or acquiring a bank in Kentucky which has been in existence for less than five years, (ii) generally prohibiting a bank from establishing a branch office in Kentucky outside its home county except by merging with a bank that has operated an office in the target county for at least five years, and (iii) prohibiting acquisitions which have the result of concentrating control of more than fifteen percent (15%) of the federally insured deposits in Kentucky.

         It is expected that the Interstate Banking Act will increase competition in the banking industry as it will allow out of state banks to branch into Kentucky through acquisitions of banks in Kentucky.

         STATE REGULATION. Kentucky law places numerous restrictions and requirements on the banking operations of state-charted banks. State-chartered banks must report to the KDFI periodically upon request, and at least annually, regarding the financial condition and operations of the bank.

         KRS Section 287.100(2) limits a bank's investment in real estate and provides that a bank may only hold title to real estate necessary or appropriate for the transaction of legitimate business and the cost of such real estate, including furniture and fixtures, generally may not exceed forty percent (40%) of the total paid-in capital, unimpaired surplus and undivided profits of the bank without approval of the KDFI. A state-chartered bank may invest in real estate other than that related to its legitimate business within its generally accepted banking market provided such investment does not exceed ten percent (10%) of the bank's actual paid-in capital and surplus at the time the investment is made. Certain exceptions to the foregoing rules apply in the case of real estate conveyed to a bank in satisfaction of a debt previously contracted.

         With respect to expansion, the Bank may establish branches only within the geographical limits of Warren County, Kentucky, and at locations which are subject to approval by the KDFI. The Bank is also subject to the banking and usury laws of Kentucky restricting the amount of interest it may charge in making loans or other extensions of credit.

         Kentucky law also currently imposes a time restriction on the acquisition of recently chartered banks in Kentucky. Except for mergers or consolidations of banks whose principal place of business is in the same county, KRS Section 287.900 provides that a bank or bank holding company may not be acquired unless it has been in existence for at least five years at the time of the acquisition.

         DIVIDEND RESTRICTIONS. Federal and state statutes and regulations restrict the payment of dividends by state-chartered banks. Certain of those statutes and regulations are discussed below.

         Under Kentucky law, dividends by Kentucky banks may be paid only from current or retained net profits. Before any dividend may be declared for any period (other than with respect to preferred stock, if any), a bank must increase its capital surplus by at least ten percent (10%) of the net profits of the bank for such period until the bank's capital surplus equals the amount of its stated capital attributable to its Common Stock. Moreover, the Commissioner of the KDFI must approve the declaration of dividends if the total dividend to be declared by a bank for any calendar year would exceed the bank's total net profits for such year combined with its retained net profits for the preceding two years, less any required transfers to surplus or a fund for the retirement of preferred stock, if any, or debt.

         The Kentucky Business Corporation Act provides additional restrictions on distributions by a Kentucky corporation, including the Bank. See "Description of Capital Stock - Dividend Rights and Limitations on Payment of Dividends."

         The FDIC may also restrict the Bank's payment of dividends. If the FDIC determines that a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, the FDIC may require, after notice and hearing, that the institution cease and desist from such practice. Depending on the financial condition of the depository institution, an unsafe or unsound practice could include the payment of dividends. Moreover, regulations of the FDIC requiring the Bank to maintain certain capital levels will also affect the Bank's ability to pay dividends. See "Business of the Company and the Bank - Dividends."

         PROMPT CORRECTIVE ACTION. The Bank will be subject to risk-based and leverage capital requirements similar to those imposed upon us as described above under "Capital Adequacy." The failure of the Bank to meet its capital guidelines would subject it to a variety of enforcement remedies and other restrictions on its business. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized). With respect to institutions in the three undercapitalized categories, the regulators must take certain supervisory actions and are authorized to take other discretionary actions. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

         An institution is deemed to be well capitalized if it

              -  has a Total Capital Ratio of 10% or greater;
              -  has a Tier 1 Capital Ratio of 6.0% or greater;
              -  has a Leverage Ratio of 5.0% or greater; and
              - is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by its federal banking agency.

         An institution is considered to be adequately capitalized if it has

              -  a Total Capital Ratio of 8.0% or greater;
              -  a Tier 1 Capital Ratio of 4.0% or greater; and
              -  a Leverage Ratio of 4.0% or greater.

         An institution is considered to be undercapitalized if it has

              -  a Total Capital Ratio of less than 8.0%;
              -  a Tier 1 Capital Ratio of less than 4.0%; or
              -  a Leverage Ratio of less than 4.0%.

         An institution is considered to be significantly undercapitalized if it has

                  -  a Total Capital Ratio of less than 6.0%;
                  -  a Tier 1 Capital Ratio of less than 3.0%; or
                  -  a Leverage Ratio of less than 3.0%.

         An institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligations of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

         For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions:

               - sell enough shares, including voting shares, to become adequately capitalized;

               - merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver;

               - restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the Federal Reserve Act did not exist;

               - otherwise restrict transactions with bank or non-bank affiliates;

               - restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region";

               -    restrict asset growth or reduce total assets;

               -    alter, reduce, or terminate activities;

               -    hold a new election of directors;

               - dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution;

               -    employ "qualified" senior executive officers;

               - cease accepting deposits from correspondent depository institutions;

               - divest certain nondepository affiliates which pose a danger to the institution; or

               -    be divested by a parent holding company.

         In addition, without the prior approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer.

         DEPOSIT INSURANCE. The Bank's deposits will be insured by the FDIC up to the statutory limit of $100,000 per depositor through the Bank Insurance Fund ("BIF"). Under current law, the insurance assessment paid by BIF-insured institutions is set by the FDIC and is designed to achieve a target reserve ratio of 1.25 percent of estimated insured deposits (or such higher ratio as the FDIC may determine in accordance with law). The FDIC is also authorized to impose one or more special assessments in any amount deemed necessary to enable repayment of amounts borrowed by the FDIC from the Treasury Department. BIF assessment rates currently range from zero (0) to twenty-seven (27) basis points (annual rates). The actual assessment rate paid by individual institutions is determined by the risk category rating of the institution as determined by the FDIC.

         On September 30, 1996, Congress enacted the Deposit Insurance Funds Act of 1996 (the "Funds Act"). The Funds Act authorized the Financing Corporation ("FICO") to levy assessments on BIF-assessable deposits and stipulates that the rate must equal one-fifth of the FICO assessment rate that is applied to deposits assessable by the Savings Association Insurance Fund ("SAIF"). Based on June 30, 1996, deposit date, FICO assessments imposed on BIF-insured deposits in annual amounts are presently estimated at 1.26 basis points.

         EFFECTS OF GOVERNMENTAL POLICIES AND ECONOMIC CONDITIONS. The Bank's earnings will be affected by the difference between the interest earned by the Bank on its loans and investments and the interest paid by the Bank on its deposits or other borrowings. The yields on its assets and the rates paid on its liabilities are sensitive to changes in prevailing market rates of interest. Thus, the earnings and growth of the Bank will be influenced by general economic conditions, fiscal policies of the Federal government, and the policies of regulatory agencies, particularly the FRB, which establishes national monetary policy, all of which are beyond the Bank's control. The nature and impact of any future changes in fiscal or monetary policies cannot be predicted.

         From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities, or affecting the competitive balance between banks and other financial institutions. For example, the Depository Institutions Deregulation and Monetary Control Act of 1980 (the "Deregulation Act") provided for the phasing out of restrictions on deposit interest rate ceilings, the authorization of new accounts and related services, and the expansion of the lending authority of savings and loan associations. The Deregulation Act, has altered, to a certain extent, the competitive relationship that previously existed among financial institutions, and has resulted in a substantial reduction in the historical distinction between the services offered by banks, savings and loan associations and other financial institutions.

         MONETARY POLICY. Commercial banks (including the proposed Bank) are affected by the credit policy of various regulatory authorities, including the FRB. An important function of the FRB is to regulate the national supply of bank credit. Among the instruments of monetary policy used by the FRB to implement these objections are open market operations in U.S. government securities, changes in reserve requirements on bank deposits, changes in the discount rate on bank borrowings and limitations on interest rates that banks may pay on time and savings deposits. The FRB uses these means in varying combinations to influence overall growth of bank loans, investments and deposits, and also to affect interest rates charged on loans, received on investments or paid for deposits.

         The monetary and fiscal policies of regulatory authorities, including the FRB, also affect the banking industry. Through changes in the reserve requirements against bank deposits, open market operations in U.S. government securities and changes in the discount rate on bank borrowings, the FRB influences the cost and availability of funds obtained for lending and investing. No prediction can be made with respect to possible future changes in interest rates, deposit levels or loan demand or with respect to the impact of such changes on the business and earnings of the proposed Bank.

                                  UNDERWRITING

         Subject to the terms and conditions of the Underwriting Agreement between us and J.J.B. Hilliard, W.L. Lyons, Inc. (the "Underwriter") (the "Underwriting Agreement"), we have agreed to sell to such Underwriter the Shares. The Underwriting Agreement provides that the obligations of the Underwriter thereunder are subject to certain conditions and provides for our payment of certain expenses incurred in connection with the review of the underwriting arrangements for the Offering by the National Association of Securities Dealers, Inc. Under the terms and conditions of the Underwriting Agreement, the Underwriter is committed to take and pay for all of the Shares offered hereby, if any are taken.

         The Underwriter proposes to offer the Shares to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $.63 per share. Subject to our discretion, no more than 14,000 Shares may be purchased from the Underwriter by any person (including affiliates and immediate family members). After the Offering, the offering price and other selling terms may be changed by the Underwriter.

         We have granted the Underwriter an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 70,000 additional shares of Common Stock, solely to cover over-allotments, if any. If the Underwriter exercises its over-allotment option, the Underwriter has agreed, subject to certain conditions, to purchase such over-allotment shares of Common Stock.

         We have agreed, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or Preferred Stock which are substantially similar to the Shares or which are convertible or exchangeable into securities which are substantially similar to the Shares without the prior consent of the Underwriter. Our current shareholders have agreed not to offer, sell, contract to sell or otherwise dispose of any securities of the Company beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus.

         The Underwriter has informed us that it does not intend to make sales to any accounts over which it exercises discretionary authority.

         Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock was determined by us in consultation with the Underwriter. This price is not based upon earnings or any history of operations and should not be construed as indicative of the present or anticipated value of shares of Common Stock. Several factors were considered in determining the initial public offering price of the Shares, including the size of the Offering and the desire that the Shares be attractive to individuals.

         To facilitate the offering of the Shares, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Specifically, the Underwriter may over-allot Shares in connection with this Offering, thereby creating a short position in the Underwriter's syndicate account. Additionally, to cover such over-allotments or to stabilize the market price of the Shares, the Underwriter may bid for, and purchase, Shares in the open market. Any of these activities may maintain the market price of the Shares at a level above that which might otherwise prevail in the open market. The Underwriter is not required to engage in these activities, and, if commenced, any such activities may be discontinued at any time.

         We have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the Shares offered hereby is being passed upon for us by Stoll, Keenon & Park, LLP, Lexington, Kentucky. Certain legal matters in connection with this Offering will be passed upon for the Underwriter by Brown, Todd & Heyburn PLLC Louisville, Kentucky.

                                     EXPERTS

         Our financial statements as of December 31, 1997 and 1996, and for the years then ended, included in this Prospectus and in the Registration Statement, have been so included in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included in this Prospectus, and upon the authority of said firm as experts in accounting and auditing.

                           CITIZENS FIRST CORPORATION

                          INDEX TO FINANCIAL STATEMENTS



                                                                                                            Page
                                                                                                            ----

Independent Auditors' Report                                                                                 F-2

Financial Statements:

   Balance Sheets as of September 30, 1998 (unaudited) and
      December 31, 1997 and 1996                                                                             F-3

   Statements of Income for the nine months ended September 30, 1998
      and 1997 (unaudited) and the years ended December 31, 1997 and 1996                                    F-4

   Statements of Comprehensive Income for the nine months ended September 30, 1998
      and 1997 (unaudited) and the years ended December 31, 1997 and 1996                                    F-5

   Statements of Changes in Stockholders' Equity for the nine months ended
      September 30, 1998 (unaudited) and the years ended
      December 31, 1997 and 1996                                                                             F-6

   Statements of Cash Flows for the nine months ended September 30, 1998
      and 1997 (unaudited) and the years ended December 31, 1997 and 1996                                    F-7

   Notes to Financial Statements                                                                             F-8

                          Independent Auditors' Report


The Board of Directors
Citizens First Corporation:

We have audited the accompanying balance sheets of Citizens First Corporation (the Company) as of December 31, 1997 and 1996, and the related statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Citizens First Corporation as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                  /s/ KPMG PEAT MARWICK LLP

Louisville, Kentucky
October 30, 1998

                           CITIZENS FIRST CORPORATION

                                 Balance Sheets



                                                                                  December 31,
                                                         September 30,        --------------------
                        Assets                               1998             1997            1996
                        ------                               ----             ----            ----
                                                         (Unaudited)
Current Assets:
  Cash and cash equivalents                               $   30,948      $   108,484      $  10,118
  Securities available for sale (amortized cost of
   $227,003, $192,308 and $235,408,
   respectively) (notes 3 and 6)                           1,342,882        1,098,977        814,694
                                                          ----------       ----------       --------
               Total current assets                        1,373,830        1,207,461        824,812

Fixed assets                                                   6,032               --             --
Other                                                          2,200               --             --
                                                          ----------       ----------       --------

                                                          $1,382,062       $1,207,461       $824,812
                                                          ==========       ==========       ========

  Liabilities and Stockholders' Equity
  ------------------------------------

Current Liabilities:
  Accounts payable                                        $  141,575       $       --       $     --
  Taxes payable                                                   --           11,608         10,803
  Deferred tax liability                                     379,399          308,267        196,957
                                                          ----------       ----------       --------
               Total current liabilities                     520,974          319,875        207,760
                                                          ----------       ----------       --------
Stockholders' equity:
  Common stock, no par value; 1,000,000 shares
   authorized, 102,000 shares issued and
   outstanding (note 7)                                           --               --             --
  Paid-in capital                                             20,542           20,542         20,542
  Retained earnings                                          104,065          268,642        214,181
  Accumulated other comprehensive income                     736,481          598,402        382,329
                                                          ----------       ----------       --------
                  Total stockholders' equity                 861,088          887,586        617,052
                                                          ----------       ----------       --------
                  Total current liabilities and
                     stockholders' equity                 $1,382,062       $1,207,461       $824,812
                                                          ==========       ==========       ========

See accompanying notes to financial statements.

                           CITIZENS FIRST CORPORATION

                              Statements of Income



                                                Nine months ended              Years ended
                                                  September 30,                December 31,
                                              --------------------          -------------------
                                              1998            1997          1997           1996
                                              ----            ----          ----           ----
                                                  (Unaudited)
Revenues:
   Dividend and interest income            $  10,413        $10,098        $13,861        $12,105
   Gain on sale of securities                     --             --         53,566         52,387
                                           ---------        -------        -------        -------
              Total revenues                  10,413         10,098         67,427         64,492

Expenses:
   Salaries and employee benefits             37,796             --             --             --
   Professional fees                         127,329             --             --             --
   Registration fees                           7,500             --             --             --
   License fees                                   --            164            164            134
   Administrative                              1,121            565            600            595
   Other                                       1,244            359            594             34
                                           ---------        -------        -------        -------
              Total expenses                 174,990          1,088          1,358            763
                                           ---------        -------        -------        -------
              Income (loss) before
                income taxes                (164,577)         9,010         66,069         63,729

Income tax expense (note 4)                       --          1,401         11,608         10,803
                                           ---------        -------        -------        -------
              Net income (loss)            $(164,577)       $ 7,609        $54,461        $52,926
                                           =========        =======        =======        =======
              Earnings (loss) per
                share - basic and
                diluted                    $   (1.61)       $   0.07       $  0.53        $  0.52
                                           =========        ========       =======        =======


See accompanying notes to financial statements.

                           CITIZENS FIRST CORPORATION

                       Statements of Comprehensive Income



                                                      Nine months ended                     Years ended
                                                         September 30,                      December 31,
                                                     --------------------              --------------------
                                                     1998            1997              1997            1996
                                                     ----            ----              ----            ----
                                                         (Unaudited)

Net income (loss)                                  $(164,577)       $  7,609         $ 54,461        $ 52,926
Other comprehensive income:
  Unrealized holding gain on
    available for sale securities
    arising during the period, net
    of tax of $71,132, $106,861,
    $111,310 and $68,597,
    respectively                                     138,079         207,436          248,204         165,895
  Reclassification adjustment for
    prior period unrealized gain recognized
    during current period, net of tax of
    $16,553 and $16,865 in 1997 and 1996,
    respectively                                          --              --          (32,131)        (32,737)
                                                   ---------        --------         --------        --------
              Net gain recognized in
                 other comprehensive
                 income                              138,079         207,436          216,073         133,158
                                                   ---------        --------         --------        --------
Comprehensive income (loss)                        $ (26,498)       $215,045         $270,534        $186,084
                                                   =========        ========         ========        ========

See accompanying notes to financial statements.

                           CITIZENS FIRST CORPORATION

                  Statements of Changes in Stockholders' Equity

            For the nine months ended September 30, 1998 (unaudited)
               and for the years ended December 31, 1997 and 1996




                                                                                                Accumulated
                                              Common Stock                                          Other          Total
                                         -----------------------         Paid-in     Retained   Comprehensive  Stockholders'
                                         Shares           Amount         Capital     Earnings      Income         Equity
                                         ------           ------         -------     --------      ------       ---------

Balance, December 31, 1995
   (unaudited)                            102,000       $        --      $20,542     $ 161,255    $249,171      $ 430,968

Comprehensive income:
   Net income                                  --                --           --        52,926          --         52,926
   Other comprehensive income,
      net of tax:
      Unrealized gain on available
        for sale securities, net of
        reclassification adjustment            --                --           --            --     133,158        133,158
                                                                                                                ---------
Comprehensive income                                                                                              186,084
                                         --------       -----------      -------     ---------    --------      ---------

Balance, December 31, 1996                102,000                --       20,542       214,181     382,329        617,052

Comprehensive income:
   Net income                                  --                --           --        54,461          --         54,461
   Other comprehensive income,
      net of tax:
      Unrealized gain on available
        for sale securities, net of
        reclassification adjustment            --                --           --            --     216,073        216,073
                                                                                                                ---------
Comprehensive income                                                                                              270,534
                                         --------       -----------      -------     ---------     -------      ---------

Balance, December 31, 1997                102,000                --      $20,542       268,642     598,402        887,586

Comprehensive income:
   Net loss                                    --                --           --      (164,577)         --       (164,577)
   Other comprehensive income,
      net of tax:
      Unrealized gain on available
        for sale securities, net of
        reclassification adjustment            --                --           --            --     138,079        138,079
                                                                                                                ---------
Comprehensive loss                                                                                                (26,498)
                                         --------       -----------       ------     ---------    --------      ---------

Balance, September 30, 1998               102,000       $        --      $20,542     $ 104,065    $736,481      $ 861,088
                                         ========       ===========      =======     =========    ========      =========



See accompanying notes to financial statements.

                           CITIZENS FIRST CORPORATION

                            Statements of Cash Flows



                                                        Nine months ended                Years ended
                                                          September 30,                  December 31,
                                                    -------------------------      -----------------------
                                                       1998           1997           1997           1996
                                                       ----           ----           ----           ----
                                                           (Unaudited)
Cash flows from operating activities:
   Net income (loss)                                $(164,577)      $ 7,609       $ 54,461       $52,926
   Adjustments to reconcile net loss to net
     cash used in operating activities:
       Gain on sale of securities                          --            --        (53,566)      (52,387)
       Increase in other assets                        (2,200)           --             --            --
       Increase in accounts payable                   141,575            --             --            --
       Increase (decrease) in taxes payable           (11,608)       (9,402)           805         1,808
                                                    ---------       -------       --------       -------
                Net cash provided by (used
                 in) operating activities             (36,810)       (1,793)         1,700         2,347
                                                    ---------       -------       --------       -------
Cash flows from investing activities:
   Proceeds from sales of securities available
     for sale                                              --            --        113,049        68,021
   Proceeds from partial return of capital
     on securities available for sale                   3,583            --             --            --
   Purchases of securities available for sale         (38,277)           --        (16,383)      (68,384)
   Purchases of equipment                              (6,032)           --             --            --
                                                    ---------       -------       --------       -------
                Net cash provided by (used
                 in) investing activities             (40,726)           --         96,666          (363)
                                                    ---------       -------       --------       -------
Cash flows from financing activities                       --            --             --            --
                                                    ---------       -------       --------       -------
Net increase (decrease) in cash and cash
   equivalents                                        (77,536)       (1,793)        98,366         1,984
Cash and cash equivalents, beginning                  108,484        10,118         10,118         8,134
                                                    ---------       -------       --------       -------
Cash and cash equivalents, ending                   $  30,948       $ 8,325       $108,484       $10,118
                                                    =========       =======       ========       =======
Supplemental disclosure of cash flow
 information:
   Cash paid for income taxes                       $  14,010       $10,803       $ 10,803       $ 8,970
                                                    =========       =======        =======       =======



See accompanying notes to financial statements.

                           CITIZENS FIRST CORPORATION

                          Notes to Financial Statements




(1)     Organization and Basis of Presentation

        Citizens First Corporation ("the Company") was incorporated on December 24, 1975 for the purpose of conducting business as an investment club. The Company is registered under the laws of the Commonwealth of Kentucky and is headquartered in Bowling Green, Kentucky. In September 1998, the Company filed an application with the Kentucky Department of Financial Institutions ("KDFI") and the Federal Deposit Insurance Corporation ("FDIC") to organize and charter Citizens First Bank, Inc. (the "Bank") as a new Kentucky bank and a wholly-owned subsidiary of the Company. The Company will file an application to the Board of Governors of the Federal Reserve System ("FRB") for approval to become a bank holding company under the Holding Company Act of 1956, as amended. After the Bank is chartered and opens for business the principal business activity of the Company will be the business of banking conducted through its wholly-owned subsidiary Bank. The Company will not be authorized to do business as a bank holding company until it secures the approval of the FRB.

(2)     Summary of Significant Accounting Policies

        (a)     Use of Estimates

                The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

        (b)     Interim Financial Statements (Unaudited)

                The interim financial statements as of September 30, 1998 and for the nine months ended September 30, 1998 and 1997 are unaudited. In the opinion of management, such interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position and results of operations.


See accompanying notes to financial statements.

                           CITIZENS FIRST CORPORATION

                          Notes to Financial Statements




(2)     Summary of Significant Accounting Policies (Continued)

        (c)     Cash and Cash Equivalents

                For purposes of reporting cash flows, cash and cash equivalents include cash on hand and balances due from banks.

        (d)     Securities

                Securities available for sale include securities which may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and prepayment risk changes. Securities available for sale are carried at fair value with unrealized gains or losses, net of tax effect, included in stockholders' equity. Amortization of premiums and accretion of discounts are recorded using the interest method. Gains or losses on sales of securities are computed on a specific identification cost basis.

        (e)     Income Taxes

                The Company utilizes the asset and liability approach to accounting for income taxes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for temporary differences between the financial reporting and the tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        (f)     Earnings Per Share

                Basic earnings per share (EPS) is determined by dividing income by the weighted average number of shares of common stock outstanding during the period adjusted for the stock split described in note 7. Diluted EPS takes into account the dilutive effect of common stock equivalents. Diluted and basic EPS are the same for the Company as the Company does not have common stock equivalents.


                                                                     (Continued)

                           CITIZENS FIRST CORPORATION

                          Notes to Financial Statements


(3)     Securities

        The amortized cost, gross unrealized gains and losses, and fair value of securities available for sale at September 30, 1998 and December 31, 1997 and 1996 are as follows:

                                                                    Unrealized
                                          Amortized        -------------------------               Fair
            September 30, 1998              Cost              Gains           Losses               Value
            ------------------              ----              -----           ------               -----
                (Unaudited)
             Equity securities            $   227,003      $ 1,115,879             -            $ 1,342,882
                                          ===========      ===========        =======           ===========

             December 31, 1997
             -----------------
             Equity securities            $   192,308      $   906,669             -            $ 1,098,977
                                          ===========      ===========        =======           ===========

             December 31, 1996
             -----------------
             Equity securities            $   235,408      $   579,286             -            $   814,694
                                          ===========      ===========        =======           ===========

        Gross gains of $53,566 and $52,387, respectively, were realized on sales of securities in 1997 and 1996. There were no gross losses realized on sales of securities in 1997 and 1996.

(4)     Income Taxes

        The total income tax expense was allocated as follows:

                                                         Nine months ended                    Years ended
                                                           September 30,                      December 31,
                                                     --------------------------        ------------------------
                                                       1998              1997            1997             1996
                                                       ----              ----            ----             ----
                                                           (Unaudited)
                Income from operations               $    --           $  1,401        $ 11,608         $10,803
                Stockholders' equity,
                   for unrealized net gain
                   on securities available
                   for sale                           71,132            106,861         111,310          68,596
                                                     -------           --------        --------         -------
                         Total                       $71,132           $108,262        $122,918         $79,399
                                                     =======           ========        ========         =======



                                                                     (Continued)

                           CITIZENS FIRST CORPORATION

                          Notes to Financial Statements




(4)     Income Taxes (Continued)

        The components of income tax expense from operations consist of the following:

                                                        Nine months ended                   Years ended
                                                          September 30,                     December 31,
                                                     -----------------------           -----------------------
                                                      1998             1997             1997              1996
                                                      ----             ----             ----              ----
                                                         (Unaudited)
                Current                            $     --           $1,401           $11,608          $10,803
                Deferred                                 --               --                --               --
                                                   --------           ------           -------          -------
                         Total                     $     --           $1,401           $11,608          $10,803
                                                   ========           ======           =======          =======



         An analysis of the differences between the effective tax rates and the statutory U.S. federal income tax rate is as follows:

                                                         Nine months ended                   Years ended
                                                           September 30,                    December 31,
                                                      ---------------------             ----------------------
                                                      1998             1997             1997              1996
                                                      ----             ----             ----              ----
                                                           (Unaudited)
                   Tax based on statutory
                      rate                         $(55,956)          $3,063           $22,463          $21,668
                   Surtax exemption                      --           (1,712)          (10,946)         (10,736)
                   Increase in valuation
                      allowance                      55,956               --                --               --
                   Other, net                            --               50                91             (129)
                                                   --------           ------           -------          -------
                            Total                  $     --           $1,401           $11,608          $10,803
                                                   ========           ======           =======          =======

                                                                     (Continued)

                           CITIZENS FIRST CORPORATION

                          Notes to Financial Statements


(4)     Income Taxes (Continued)

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                         September 30,               December 31,
                                                         -------------        -------------------------
                                                             1998               1997              1996
                                                             ----               ----              ----
                                                          (Unaudited)
               Deferred tax asset:
                 Net operating loss carryforward           $ 55,956           $     --         $     --
                 Valuation allowance                        (55,956)                --               --
                                                           --------           --------         --------
                       Net deferred tax asset                    --                 --               --
               Deferred tax liability:
                 Investment securities                      379,399            308,267          196,957
                                                           --------           --------         --------
                       Net deferred tax liability          $379,399           $308,267         $196,957
                                                           ========           ========         ========

        Under the asset and liability method, the likelihood of realizing tax benefits related to potential deferred tax assets is evaluated by management and a valuation allowance is recognized to reduce the deferred tax asset if it is more likely than not that the deferred asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

(5)     Related Party Transaction

        The Company began occupying office space from a stockholder at no charge during 1998.

(6)     Concentration of Market Risk

        Substantially all of the Company's assets consist of equity securities. The single largest common stock held at September 30, 1998 and December 31, 1997 and 1996 was approximately 47%, 48% and 39% of total assets, respectively.


                                                                     (Continued)

                           CITIZENS FIRST CORPORATION

                          Notes to Financial Statements




(7)     Subsequent Events

        On August 5, 1998, the Company's board of directors approved to increase the number of authorized shares to 1,000,000. At the same time, the board of directors approved a 100 for 1 stock split to properly adjust the outstanding shares to the approximate market value of current assets in light of the increase in authorized shares. All share and per share information included in the accompanying financial statements have been adjusted to reflect the stock split.

        On October 8, 1998, the Company signed a one-year promissory note in the amount of $1,120,000 to purchase and renovate a building to serve as the Bank's principal office. The note is secured by the building and the Company's investment securities. Terms of the note require quarterly interest payments commencing on January 8, 1999 at one-half percent below the prime rate and principal due on October 8, 1999.

        On October 30, 1998, the Company obtained a $250,000 operating line of credit secured by the Company's investment securities. The line of credit bears interest at the prime rate and matures on October 8, 1999.

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED US OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ----------------------


         UNTIL _______, 1999 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.













                                 466,667 SHARES






                           CITIZENS FIRST CORPORATION



                                  COMMON STOCK



                              --------------------

                               P R O S P E C T U S

                              --------------------

                        J.J.B. Hilliard, W.L. Lyons, Inc.


                                ___________, 1999

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article XIII entitled INDEMNIFICATION OF DIRECTORS & OFFICERS, of the small business issuer's Amended and Restated Bylaws provides as follows:

               SECTION 1. DEFINITIONS. As used in this article, the term "person" means any past, present or future Director or officer of the Corporation.

               SECTION 2. INDEMNIFICATION GRANTED. The Corporation shall indemnify, to the full extent and under the circumstances permitted by the Kentucky Business Corporation Act in effect, from time to time, any person as defined above, made or threatened to, be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a Director, officer of the Corporation, or designated officer of an operating division of the Corporation, or is or was an employee or agent of the Corporation, or is or was serving at the specific request of the Corporation as a Director, officer, employee or agent of another company or other enterprise in which the Corporation should own, directly or indirectly, an equity interest or of which it may be a creditor.

               This right of indemnification shall not be deemed exclusive of any other rights to which a person indemnified herein may be entitled by law, agreement, vote of Shareholders or disinterested Directors, the Kentucky Business Corporation Act, or otherwise, and shall continue as to a person who has ceased to be a Director, officer, designated officer, employee or agent, and shall inure to the benefit of the heirs, executors, administrators and other legal representatives of such person. It is not intended that the provisions of this article be applicable to, and they are not to be construed as granting indemnity with respect to, matters as to which indemnification would be in contravention of the laws of Kentucky or the United States of America, whether as a matter of public policy or pursuant to statutory provision.

         Indemnification of corporate directors and officers is governed by Sections 271B.8-500 through 271B.8-580 of the Kentucky Revised Statutes (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Kentucky corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the corporation.

         A person who has been wholly successful, on the merits or otherwise, in the defense of any of the foregoing types of suits or proceedings is entitled to indemnification for the foregoing amounts. A person who has not been wholly successful in any such suit or proceeding may be indemnified only upon the order of a court or a finding that the director or officer met the required statutory standard of conduct by (i) a majority vote of a disinterested quorum of the Board of Directors, (ii) the Board of Directors based upon the written opinion of independent legal counsel to such effect, or (iii) a vote of the shareholders (excluding shares held by the person in question).

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth all expenses in connection with the issuance and distribution of the securities being registered. Except for the registration fee, all of the amounts shown are estimates.

              Registration Fee                             $   2,237.90
              Blue Sky Fees and Expenses                       3,000.00
              NASD Filing Fee                                  1,305.00
              Accounting Fees                                 10,000.00
              Legal Fees                                      40,000.00
              Printing                                        30,000.00
              Miscellaneous Expenses                           5,000.00
                                                           ------------

                                Total                      $  91,542.90
                                                           ============

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         No securities have been sold by the small business issuer within the past three years without registering the securities under the Securities
Act of 1933.

ITEM 27. EXHIBITS

         The following exhibits are filed herein:


         EXHIBIT NO.                             DESCRIPTION
         -----------                             -----------
               1         Form of Underwriting Agreement between Citizens First
                         Corporation and J.J.B. Hilliard, W.L. Lyons, Inc.

              3.1        Articles of Restatement and Amendment to Articles of
                         Incorporation of Bowling Green Investors, Ltd. (now
                         Citizens First Corporation)

              3.2        Amended and Restated Bylaws of Citizens First Corporation

               4         Articles of Restatement and Amendment to Articles of
                         Incorporation of Bowling Green Investors, Ltd. (now
                         Citizens First Corporation) (included in Exhibit 3.1)

               5         Opinion of Stoll, Keenon & Park, LLP as to the validity of the shares of Citizens First Corporation Common Stock being registered

              10.1 Employment Agreement between Citizens First Corporation and Mary D. Cohron

              10.2       First Amendment to Employment Agreement between Citizens
                         First Corporation and Mary D. Cohron

              10.3 Employment Agreement between Citizens First Corporation and John T. Perkins

              10.4       Employment Agreement between Citizens First Corporation and
                         Gregg A. Hall

              10.5       Bank Contract for Electronic Data Processing Services and
                         Customerfile System between Fiserv Bowling Green and Citizens
                         First Bank (in organization)

              10.6       Promissory Note secured by Real Estate Mortgage and Security
                         Agreement and Stock Pledge (issued by Citizens First Corporation for benefit of First Security Bank of Lexington)

              10.7       Deed of Conveyance from David A. and Karla N. Dozer to Citizens
                         First Corporation

              10.8       Security Agreement and Stock Pledge between Citizens First
                         Corporation and First Security Bank of Lexington

              10.9       Mortgage from Citizens First Corporation to First Security
                         Bank of Lexington

             10.10       Commercial Line of Credit Agreement and Note between Citizens
                         First Corporation and First Security Bank of Lexington


             10.11       Assignment of Securities Account by Citizens First Corporation

               11        Statement re:  computation of per share earnings

               21        Subsidiaries of Citizens First Corporation

              23.1       Consent of KPMG Peat Marwick LLP

              23.2       Consent of Stoll, Keenon & Park, LLP (included in Exhibit 5)

               24        Power of attorney from officers and directors of the Company
                         (contained on the signature page at page II-5 hereof)

               27.1      Financial Data Schedule for the nine months ended
                         September 30, 1998

               27.2      Financial Data Schedule for the year ended December 31, 1997

               27.3      Financial Data Schedule for the year ended December 31, 1996

ITEM 28. UNDERTAKINGS

         The undersigned small business issuer hereby undertakes:

         (1) That for the purposes of determining any liability under the Securities Act of 1933 (the "Act"), it will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

         (2) That for the purposes of determining any liability under the Act, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         (3) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (4) To provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Bowling Green, Commonwealth of Kentucky on this the 11th day of November, 1998.

                                   CITIZENS FIRST CORPORATION


                                   By: /s/ Mary D. Cohron
                                       -----------------------------------
                                           Mary D. Cohron
                                           Chief Executive Officer

         We, the undersigned directors and officers of Citizens First Corporation do hereby constitute and appoint Mary D. Cohron and Floyd H. Ellis, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


SIGNATURES                           TITLE                                      DATE
----------                           -----                                      ----
/s/ Floyd H. Ellis                   Chairman of the Board of             November 11, 1998
--------------------------------     Directors
Floyd H. Ellis


/s/ Mary D. Cohron                   President; Chief Executive           November 11, 1998
--------------------------------     Officer; Director
Mary D. Cohron                       (Principal Executive Officer)


/s/ Gregg A. Hall                    Chief Financial Officer              November 11, 1998
--------------------------------     (Principal Financial and
Gregg A. Hall                        Accounting Officer)


SIGNATURES                           TITLE                                      DATE
----------                           -----                                      ----
/s/ Billy J. Bell                    Director                             November 11, 1998
--------------------------------
Billy J. Bell


/s/ Joe B. Natcher, Jr.              Director                             November 11, 1998
--------------------------------
Joe B. Natcher, Jr.


/s/ Jerry E. Baker                   Director                             November 11, 1998
--------------------------------
Jerry E. Baker


/s/ James H. Lucas                   Secretary; Director                  November 11, 1998
--------------------------------
James H. Lucas


/s/ John T. Perkins                  Chief Operating Officer;             November 11, 1998
--------------------------------     Director
John T. Perkins

                           CITIZENS FIRST CORPORATION
                                    FORM SB-2
                                  EXHIBIT INDEX

          EXHIBIT NO.                               DESCRIPTION
          -----------                               -----------
               1            Form of Underwriting Agreement between Citizens First
                            Corporation and J.J.B. Hilliard, W.L. Lyons, Inc.

              3.1           Articles of Restatement and Amendment to Articles of
                            Incorporation of Bowling Green Investors, Ltd. (now Citizens
                            First Corporation)

              3.2           Amended and Restated Bylaws of Citizens First Corporation

               4            Articles of Restatement and Amendment to Articles of
                            Incorporation of Bowling Green Investors, Ltd. (now Citizens
                            First Corporation) (included in Exhibit 3.1)

               5            Opinion of Stoll, Keenon & Park, LLP as to the validity of the shares of Citizens First Corporation Common Stock being registered

              10.1          Employment Agreement between Citizens First Corporation and
                            Mary D. Cohron

              10.2          First Amendment to Employment Agreement between Citizens
                            First Corporation and Mary D. Cohron

              10.3          Employment Agreement between Citizens First Corporation and
                            John T. Perkins

              10.4          Employment Agreement between Citizens First Corporation and
                            Gregg A. Hall

              10.5          Bank Contract for Electronic Data Processing Services and
                            Customerfile System between Fiserv Bowling Green and Citizens
                            First Bank (in organization)

              10.6          Promissory Note secured by Real Estate Mortgage and Security
                            Agreement and Stock Pledge (issued by Citizens First Corporation for benefit of First Security Bank of Lexington)

              10.7          Deed of Conveyance from David A. and Karla N. Dozer to Citizens
                            First Corporation

              10.8          Security Agreement and Stock Pledge between Citizens First Corporation and First Security Bank of Lexington

              10.9          Mortgage from Citizens First Corporation to First Security
                            Bank of Lexington

             10.10          Commercial Line of Credit Agreement and Note between Citizens
                            First Corporation and First Security Bank of Lexington

             10.11          Assignment of Securities Account by Citizens First Corporation

               11           Statement re:  computation of per share earnings

               21           Subsidiaries of Citizens First Corporation

              23.1          Consent of KPMG Peat Marwick LLP

              23.2          Consent of Stoll, Keenon & Park, LLP (included in Exhibit 5)

               24           Power of attorney from officers and directors of the Company
                            (contained on the signature page at page II-5 hereof)

               27.1         Financial Data Schedule for the nine months ended September 30, 1998

               27.2         Financial Data Schedule for the year ended December 31, 1997

               27.3         Financial Data Schedule for the year ended December 31, 1996